Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
for the Southern District of TexaS
HOUSTON DIVISION

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In re:	)	Chapter 11
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QUALTEK SERVICES INC., et al.,[1]	)	Case No. 23-90584 (CML)
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Debtors.	)	(Jointly Administered)
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ORDER APPROVING THE DEBTORS’ DISCLOSURE
STATEMENT FOR, AND CONFIRMING, THE DEBTORS’ JOINT PLAN OF
REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors (collectively, the “Debtors”) having:2

a.	entered into that certain restructuring support agreement dated as of May 24, 2023 (as may be modified, amended, or supplemented from time to time, and together with all term sheets, schedules, annexes, and exhibits appended thereto, the “Restructuring Support Agreement”), by and among the Company Parties (as defined therein) and the Consenting Stakeholders;

b.	entered into that certain Debtor-in-Possession Term and Exit Loan Facilities Commitment Letter dated as of May 24, 2023 (as may be modified, amended, or supplemented from time to time, and together with all schedules and exhibits appended thereto, the “DIP-to-Exit Commitment Letter”), between the Debtors and the Backstop Parties;

c.	commenced, on May 24, 2023 (the “Petition Date”), these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

d.	filed, on May 24, 2023, the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 17] (as amended, supplemented, or otherwise modified from time to time including by virtue of the Plan Modifications (as defined below), the “Plan”) and the Disclosure Statement Relating to the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 85] (as amended, supplemented, or otherwise modified from time to time, the “Disclosure Statement”);

[1]	A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/QualTek. The location of Debtors’ principal place of business and the Debtors’ service address in these chapter 11 cases is 475 Sentry Parkway E, Suite 200, Blue Bell, Pennsylvania 19422.

[2]	Capitalized terms used but not otherwise defined in these findings of fact, conclusions of law, and order (collectively, the “Confirmation Order”) have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (each as defined herein), as applicable. The rules of interpretation set forth in Article I.B of the Plan apply.

e.	filed, on May 24, 2023, the Declaration of Cari Turner, Chief Restructuring Officer of QualTek Services Inc. and Certain of Its Affiliates and Subsidiaries, in Support of the Debtors’ Chapter 11 Petitions and First Day Motions [Docket No. 13] (the “First Day Declaration”), detailing the facts and circumstances of these Chapter 11 Cases;

f.	filed, on May 24, 2023, the Debtors’ Emergency Motion for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Conditionally Approving the Disclosure Statement, (III) Approving the Solicitation Procedures, (IV) Approving the Disclosure Statement at the Combined Hearing, (V) Waiving Certain Mailing of the Solicitation Package, (VI) Approving the Form and Manner of the Notices, (VII) Approving the Form and Manner of the Combined Notice, (VIII) Extending the Time by Which (A) the U.S. Trustee Convenes a Meeting of Creditors and (B) the Debtors File Schedules and SOFAs, and (IX) Granting Related Relief [Docket No. 16] (the “Scheduling Motion”);

g.	obtained, on May 24, 2023, entry of the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Conditionally Approving the Disclosure Statement, (III) Approving the Solicitation Procedures, (IV) Approving the Disclosure Statement at the Combined Hearing, (V) Waiving Certain Mailing of the Solicitation Package, (VI) Approving the Form and Manner of the Notices, (VII) Approving the Form and Manner of the Combined Notice, (VIII) Extending the Time by Which (A) the U.S. Trustee Convenes a Meeting of Creditors and (B) the Debtors File Schedules and SOFAs, and (IX) Granting Related Relief [Docket No. 90] (the “Scheduling Order”), conditionally approving the Disclosure Statement and approving, among other things:

i.	the Notice of (I) Commencement of Chapter 11 Bankruptcy Cases, (II) Hearing on the Disclosure Statement, Confirmation of the Joint Chapter 11 Plan, and Related Matters, and (III) Objection Deadlines and Summary of the Debtors’ Joint Chapter 11 Plan [Docket No. 90, Ex. 1] (the “Combined Notice”), which contained notice of the commencement of these Chapter 11 Cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Combined Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement;

ii.	the Notice of Commencement of Chapter 11 Bankruptcy Cases and Hearing on the Disclosure Statement and Confirmation of the Joint Chapter 11 Plan [Docket. No. 90, Ex. 2] (the “Publication Notice”);

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iii.	the Notice of Non-Voting Status to Holders or Potential Holders of Unimpaired Claims Conclusively Presumed to Accept the Plan and Holders or Potential Holders of Impaired Claims or Interests Conclusively Presumed to Reject the Plan [Docket No. 90, Exs. 3, 3A] (the “Notice of Non-Voting Status and Opt-Out Form”);

iv.	the ballots [Docket No. 90, Exs. 4A, 4B, 4C, 4D] (the “Ballots”); and

v.	the DIP-to-Exit Allocation Process Subscription Form [Docket No. 90, Ex. 5] (the “Subscription Form,” and together with the Combined Notice, the Publication Notice, the Notice of Non-Voting Status and Opt-Out Form, and the Ballots, the “Approved DS Materials”);

h.	commenced distribution, on May 24, 2023, of (i) the Plan, (ii) the Disclosure Statement, and (iii) the Ballots to Holders of Claims entitled to vote on the Plan, namely Holders of Class 3A Claims (the “Priority Term Loan Claims”),[3] Holders of Class 3B Claims (the “Rollover Term Loan Claims”), Holders of Class 3C Claims (the “Tranche B Term Loan Claims”), and Holders of Class 4 Claims (the “Convertible Notes Claims”), in accordance with the terms of title 11 of the United States Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”);

i.	served, on May 25, 2023, the Combined Notice and the Notice of Non-Voting Status and Opt-Out Form;

j.	filed, on May 30, 2023, the Certificate of Service of the Combined Notice [Docket No. 160] (the “Combined Notice Certificate”);

k.	published, on June 12, 2023, in The New York Times, as evidenced by the Proof of Publication [Docket No. 184] (the “Publication Certificate,” and together with the Combined Notice Certificate, and the Supplemental Combined Notice Certificate, the “Certificates”), the Publication Notice consistent with the Scheduling Order;

l.	filed, on June 21, 2023, the Plan Supplement for the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 207] (the “Plan Supplement”);

m.	filed, on June 29, 2023, the Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications) [Docket No. 223] and attached hereto as Exhibit A;

[3]	All Class 3A Priority Term Loan Claims were deemed “rolled up” into the Term Loan DIP Facility pursuant to the DIP Orders. Accordingly, Class 3A is deemed eliminated for purposes of voting to accept or reject the Plan pursuant to Article III.D thereof.

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n.	filed, on June 29, 2023, the Declaration of Stephenie Kjontvedt of Epiq Corporate Restructuring, LLC Regarding the Solicitation and Tabulation of Ballots Case on the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 227] (the “Voting Report”);

o.	filed, on June 29, 2023, the Memorandum of Law of QualTek Services Inc. and Its Debtor Affiliates in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 229] (the “Confirmation Brief”);

p.	filed, on June 29, 2023, the Declaration of Cari Turner, in Support of Confirmation of the Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 224] (the “Turner Declaration”);

q.	filed, on June 29, 2023, the Declaration of Alan J. Carr, in Support of Confirmation of the Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 225] (the “Carr Declaration”);

r.	filed, on June 29, 2023, the Declaration of Jeffrey Finger in Support of Confirmation of the Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 226] (the “Finger Declaration” and, together with the Turner Declaration and the Carr Declaration, the “Confirmation Declarations”); and

s.	operated their businesses and managed their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

a.	entered, on May 24, 2023, the Scheduling Order;

b.	set June 23, 2023, at 4:00 p.m. prevailing Central Time as the deadline to file objections to the Disclosure Statement and the Plan (the “Objection Deadline”);

c.	set June 30, 2023, at 1:00 p.m. prevailing Central Time as the date and time for the Combined Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

d.	reviewed the Plan, the Disclosure Statement, the Scheduling Motion, the Plan Supplement, the Confirmation Brief, the Confirmation Declarations, the Voting Report, the Approved DS Materials, and all filed pleadings, declarations, affidavits, certificates, exhibits, statements, and comments regarding final approval of the Disclosure Statement and Confirmation of the Plan;

e.	considered the Restructuring Transactions incorporated and described in the Plan or Plan Supplement, as applicable;

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f.	held the Combined Hearing;

g.	reviewed the discharge, compromises, settlements, releases, exculpations, and injunctions set forth in Article VIII of the Plan;

h.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation of the Plan;

i.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation of the Plan;

j.	overruled (i) any and all objections to final approval of the Disclosure Statement and Confirmation, except as otherwise stated or indicated on the record, and/or (ii) all statements and reservations of rights not consensually resolved, agreed to, or withdrawn, unless otherwise indicated; and

k.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation of the Plan having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation of the Plan and other evidence presented at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.

1.             The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

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B.	Jurisdiction, Venue, and Core Proceeding.

2.             The Court has jurisdiction over these Chapter 11 Cases pursuant to section 1334 of title 28 of the United States Code. The Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code. Approval of the Disclosure Statement, including the associated Solicitation Procedures (as defined in the Scheduling Motion), and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of title 28 of the United States Code. This Court may enter a final order consistent with Article III of the United States Constitution.

C.	Eligibility for Relief.

3.             The Debtors were and are Entities eligible for relief under section 109 of the Bankruptcy Code. The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

D.	Commencement and Joint Administration of these Chapter 11 Cases.

4.             On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order (I) Directing Joint Administration of the Chapter 11 Cases and (II) Granting Related Relief [Docket No. 42], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases. No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code in these Chapter 11 Cases.

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E.	Modifications to the Plan.

5.             Pursuant to section 1127 of the Bankruptcy Code, the modifications to the Plan described or set forth in this Confirmation Order constitute technical or clarifying changes, changes with respect to particular Claims by agreement with Holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest under the Plan. These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement, and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes on the Plan under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims or Interests be afforded an opportunity to change previously cast votes accepting or rejecting the Plan. Accordingly, the Plan is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

F.	Burden of Proof—Confirmation of the Plan.

6.             The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan. In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.

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G.	Notice.

7.             As evidenced by the Certificates and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the commencement of these Chapter 11 Cases, the Plan (and the opportunity to opt out of the Third-Party Release, as defined below), the Restructuring Transactions, the Disclosure Statement, the Combined Hearing, the Plan Supplement, and all of the other materials distributed by the Debtors in connection with Confirmation of the Plan in compliance with the Bankruptcy Code, the Bankruptcy Rules, including Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), the Bankruptcy Local Rules, and the procedures set forth in the Scheduling Order. The Debtors provided due, adequate, and sufficient notice of the Objection Deadline, the Combined Hearing, and any applicable bar dates and hearings described in the Scheduling Order or the Plan, as applicable, in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and the Scheduling Order. No other or further notice is or shall be required.

H.	Disclosure Statement.

8.             The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy laws, rules, and regulations, including the Securities Act and the Exchange Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b), and the Disclosure Statement, the Plan, the Solicitation Packages (as defined below), and the Notice of Non-Voting Status and Opt-Out Form provided all parties in interest with sufficient notice regarding the settlement, release, exculpation, and injunction provisions contained in the Plan in compliance with Bankruptcy Rule 3016(c).

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I.	Ballots.

9.             The Classes of Claims entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) are set forth below:

Class	Designation
Class 3A	Priority Term Loan Claims
Class 3B	Rollover Term Loan Claims
Class 3C	Tranche B Term Loan Claims
Class 4	Convertible Notes Claims

10.           The Ballots the Debtors used to solicit votes to accept or reject the Plan from Holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for Holders in the Voting Classes to vote to accept or reject the Plan. As evidenced by the Voting Report, Classes 3B, 3C, and 44 have voted to accept the Plan in accordance with the requirements of sections 1126 and 1129 of the Bankruptcy Code.

J.	Solicitation.

11.           As described in the Voting Report, the solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and any other applicable rules, laws, and regulations, including the Securities Act.

12.           As described in the Voting Report and the Confirmation Declarations, as applicable, on the Petition Date the Debtors caused the Plan, the Disclosure Statement, and the Ballots (collectively, the “Solicitation Packages”), and on or before May 26, 2023, the Combined Notice, to be transmitted and served to all Holders in the Voting Classes in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Bankruptcy Local Rules, the Scheduling Order, and all applicable non-bankruptcy law. The Debtors caused the Subscription Form to be served on DIP-to-Exit Eligible Offerees on May 29, 2023. Transmission and service of the Solicitation Packages, the Combined Notice, and the Subscription Form were timely, adequate, and sufficient under the facts and circumstances of these Chapter 11 Cases. No further notice is required.

[4]	As set forth above, all Class 3A Priority Term Loan Claims were deemed “rolled up” into the Term Loan DIP Facility pursuant to the DIP Orders. Accordingly, Class 3A is deemed eliminated for purposes of voting to accept or reject the Plan pursuant to Article III.D thereof.

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13.           As set forth in the Voting Report, the Solicitation Packages were distributed to Holders in the Voting Classes that held a Claim as of May 24, 2023 (the “Voting Record Date”). The establishment and notice of the Voting Record Date were reasonable and sufficient.

14.           The period during which the Debtors solicited votes to accept or reject the Plan was a reasonable and sufficient period of time for Holders in the Voting Classes to make an informed decision to accept or reject the Plan.

15.           Under section 1126(f) of the Bankruptcy Code, Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 5 (General Unsecured Claims) (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively presumed to have accepted the Plan. The Debtors were therefore not required to solicit votes from the Deemed Accepting Classes. Further, the Debtors were not required to solicit votes from the Holders of Claims or Interests in Class 6 (TRA Claims), Class 7 (Section 510(b) Claims), or Class 10 (Equity Interests), which were deemed to reject the Plan (the “Deemed Rejecting Classes”). Holders of Claims in Class 8 (Intercompany Claims) and Holders of Interests in Class 9 (Intercompany Interests) are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan. Nevertheless, the Debtors served Holders in the non-voting Classes with the Combined Notice and the Notice of Non-Voting Status and Opt-Out Form.

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K.	Service of Opt-Out Form.

16.           The process described in the Voting Declaration that the Debtors and the Claims and Noticing Agent followed to identify the relevant parties on which to serve the applicable Ballot or Notice of Non-Voting Status and Opt-Out Form and to distribute the Notice of Non-Voting Status and Opt-Out-Forms (i) is consistent with the industry standard and (ii) was reasonably calculated to ensure that each Holder of Claims and Interests in each Class was informed of its ability to opt out of the Third-Party Release and the consequences for failing timely to do so. For the avoidance of doubt, any party that elected in the Notice of Non-Voting Status and Opt-Out Form to opt out of the Third-Party Release prior to any deadline to submit a Ballot, whether under any original or extended deadline, shall be neither a Released Party nor a Releasing Party under the Plan.

L.	Voting.

17.           As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement, and any applicable non-bankruptcy law, rule, or regulation.

M.	Plan Supplement.

18.           The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan and the Restructuring Support Agreement, and only consistent therewith, the Debtors’ right to alter, amend, update, or modify, in each case in whole or in part, the Plan Supplement before the Plan Effective Date is expressly reserved. Further, all consent rights under the Restructuring Support Agreement with respect to the Plan Supplement are fully reserved. All parties were provided due, adequate, and sufficient notice of the Plan Supplement.

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N.	Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

19.           The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i)	Proper Classification—Sections 1122 and 1123.

20.           The classification of Claims under the Plan is proper and satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into twelve Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, Holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii)	Specified Unimpaired Classes—Section 1123(a)(2).

21.           The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies that Claims in the following Classes (the “Unimpaired Classes”) are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Designation
1	Other Secured Claims
2	Other Priority Claims
5	General Unsecured Claims

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22.           Additionally, Article II of the Plan specifies that Allowed Administrative Claims, ABL DIP Claims, Term Loan DIP Claims, Professional Fee Claims, Priority Tax Claims, and Restructuring Expenses will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

(iii)	Specified Treatment of Impaired Classes—Section 1123(a)(3).

23.           The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code and describes the treatment of such Classes:

Class	Designation
3A	Priority Term Loan Claims
3B	Rollover Term Loan Claims
3C	Tranche B Term Loan Claims
4	Convertible Notes Claims
6	TRA Claims
7	Section 510(b) Claims
10	Equity Interests

(iv)	No Discrimination—Section 1123(a)(4).

24.           The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors of each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

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(v)	Adequate Means for Plan Implementation—Section 1123(a)(5).

25.           The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan, the Plan Supplement, and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including, among other provisions: (a) the good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan; (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to take all actions necessary to effectuate the Plan, including those actions necessary to effectuate the Restructuring Transactions, including the DIP-to-Exit Allocation Process, and any restructuring transaction steps set forth in the Plan Supplement; (c) the appointment of the New Board; (d) the funding and sources of consideration for the Plan distributions, including the Exit Facilities, the DIP-to-Exit Allocation Process, the New Equity Interests, the Warrants, and Cash on hand; (e) preservation of the Debtors’ corporate existence following the Plan Effective Date (except as otherwise provided in the Plan); (f) the vesting of the Estates’ assets in the respective Reorganized Debtors; (g) the cancellation of existing agreements and Interests; (h) the authorization and approval of corporate actions under the Plan; (i) the adoption of the New Organizational Documents; (j) the effectuation and implementation of other documents and agreements contemplated by, or necessary to effectuate, the transactions contemplated by the Plan; (k) the assumption of certain employment obligations; (l) the adoption and implementation of the MIP; (m) the preservation of Claims and Causes of Action not released pursuant to the Plan; (n) the assumption of all employment and related agreements unless otherwise provided for in the Plan; and (o) the closing of certain of the Chapter 11 Cases.

(vi)	Voting Power of Equity Securities—Section 1123(a)(6).

26.           The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. Article IV.J of the Plan provides that the New Organizational Documents will comply with section 1123(a)(6) of the Bankruptcy Code. The New Organizational Documents prohibit the issuance of non-voting Equity Securities to the extent prohibited by 1123(a)(6) of the Bankruptcy Code and provide for an appropriate distribution of voting power among the classes of securities possessing voting power.

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(vii)	Disclosure of New Directors and Officers—Section 1123(a)(7).

27.           The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. Article IV.K of the Plan sets forth the structure of the New Board, which shall consist of those members listed in the First Amended Plan Supplement for the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 228] as Exhibit B, which is consistent with the interests of creditors and equity holders and with public policy.

(viii)	Impairment / Unimpairment of Classes—Section 1123(b)(1).

28.           The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves unimpaired each Class of Claims and Interests.

(ix)	Assumption—Section 1123(b)(2).

29.           The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides for (a) the assumption of all of the Debtors’ Executory Contracts and Unexpired Leases, other than (x) the Tax Receivable Agreement and (y) those Executory Contracts and Unexpired Leases that (i) were previously assumed or rejected by the Debtors; (ii) previously expired or terminated pursuant to its own terms; (iii) are the subject of a motion to reject Filed on or before the Plan Effective Date; (iv) are identified on the Rejected Executory Contract and Unexpired Lease Schedule; or (v) have an ordered or requested effective date of rejection that is after the Plan Effective Date, and (b) the payment of Cures, if any, related thereto. The assumption of Executory Contracts and Unexpired Leases may include the assignment of certain of such contracts to Affiliates. The Debtors’ determinations regarding the assumption or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan, and are in the best interests of the Debtors, the Debtors’ Estates, Holders of Claims and Interests, and other parties in interest in the Chapter 11 Cases. Entry of this Confirmation Order by the Court shall constitute approval of such assumptions, assumptions and assignments, and/or rejections, as applicable, including the assumption of the Executory Contracts or Unexpired Leases as provided in the Plan Supplement pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

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(x)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).

30.           Compromise and Settlement. The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. In accordance with Bankruptcy Rule 9019, and in consideration of the distributions, settlements, and other benefits provided under the Plan, except as stated otherwise in the Plan, the provisions of the Plan constitute a good-faith compromise of numerous claims and Causes of Action, issues, and disputes designed to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest (the “Settlement”). Such Settlement is the product of extensive arm’s-length, good faith negotiations that, in addition to the Plan, resulted in the execution of the Restructuring Support Agreement, which documents represent a fair and reasonable compromise of all Claims, Interests, and controversies, and entry into which represented a sound exercise of the Debtors’ business judgment; provided that nothing in the Plan or the Settlement shall be deemed to release, waive, compromise, settle, impair, or enjoin any claim or Cause of Action of Fortress against any Fortress Non-Released Party.

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31.           Based upon the representations and arguments of counsel to the Debtors and all other testimony either actually given or proffered and other evidence introduced at the Confirmation Hearing and the full record of the Chapter 11 Cases, this Confirmation Order constitutes the Court’s approval of the Settlement incorporated in the Plan and this Confirmation Order, because, among other things: (a) the Settlement reflects a reasonable balance between the possible success of litigation with respect to each of the settled claims and disputes, on the one hand, and the benefits of fully and finally resolving such claims and disputes and allowing the Debtors to expeditiously exit chapter 11, on the other hand; (b) absent the Settlement, there is a likelihood of complex and protracted litigation involving, among other things, the Settlement, with the attendant expense, inconvenience, and delay that have a possibility to derail the Debtors’ reorganization efforts; (c) each of the parties supporting the Settlement, including the Debtors and the Consenting Creditors, are represented by counsel that is recognized as being knowledgeable, competent, and experienced; (d) the Settlement is the product of arm’s-length bargaining and good-faith negotiations between sophisticated parties; and (e) the Settlement is fair, equitable, and reasonable and in the best interests of the Debtors, Reorganized Debtors, their respective Estates and property, creditors, and other parties in interest, will maximize the value of the Estates by preserving and protecting the ability of the Reorganized Debtors to continue operating outside of bankruptcy protection and in the ordinary course of business, and is essential to the successful implementation of the Plan. Based on the foregoing, the Settlement satisfies the requirements of applicable Fifth Circuit law for approval of settlements and compromises pursuant to Bankruptcy Rule 9019.

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32.           Debtor Release. Articles VIII.C and VIII.D of the Plan describe certain releases granted by the Debtors (the “Debtor Release”). The Debtors have satisfied the business judgment standard under Bankruptcy Rule 9019 with respect to the propriety of the Debtor Release. The Debtors’ or the Reorganized Debtors’ pursuit of any such claims against the Released Parties or the ABL Released Parties is not in the best interests of the Estates’ various constituencies because the costs involved would outweigh any potential benefit from pursuing such claims. The Debtor Release is a necessary and integral element of the Plan and is fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. The Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties and the ABL Released Parties, including, without limitation, the Released Parties’ and the ABL Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release. The Debtor Release for each of the Debtors’ Related Parties is appropriate because such Related Parties share an identity of interest with the Debtors, supported and made substantial contributions to the success of the Plan and these Chapter 11 Cases, and actively participated in meetings, negotiations, and implementation during these Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ reorganization. In addition, the Special Committee conducted an independent investigation into certain historical transactions and determined that the Debtors did not have any colorable claims or causes of action that it would be in the best interests of the Debtors or their Estates to pursue. The Debtor Release of the Agents/Trustees, the ABL Released Parties, and Consenting Stakeholders is likewise an integral component of the compromises and settlements contained in the Plan. The Agents/Trustees, the ABL Released Parties, and the Consenting Stakeholders: (a) negotiated the Restructuring Support Agreement and Plan, (b) supported the Debtors’ businesses through consensual debtor in possession financing; and (c) invested significant time and effort to make the restructuring a success and preserve the value of the Debtors’ estates in a challenging environment. For the avoidance of doubt, the Released Parties include UMB Bank, N.A., the successor to Citibank, N.A., as the Term Loan Agent and the Term Loan DIP Agent.

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33.           Third-Party Release. Article VIII.D of the Plan describes certain releases granted by the Releasing Parties and the ABL Releasing Parties (the “Third-Party Release”). The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, the Released Parties, and the ABL Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Combined Notice sent to Holders of Claims and Interests and published in The New York Times on June 12, 2023, and the Ballots sent to all Holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Release. Such release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests. Also, the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties and the ABL Released Parties; (d) a good-faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; (h) narrowly tailored to the circumstances of the Chapter 11 Cases; and (i) a bar to any of the Releasing Parties or ABL Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release against any party released of such Claim or Cause of Action pursuant to the Third-Party Release.

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34.           Notwithstanding anything to the contrary in the foregoing, the Third-Party Releases given by the Released Parties to the Releasing Parties shall not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan, or (ii)  any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct. Furthermore, notwithstanding anything to the contrary in the foregoing, (i) neither the Third-Party Releases given by the ABL Releasing Parties nor the Third-Party Releases given to the ABL Released Parties release (x) any obligations arising on or after the Plan Effective Date of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the ABL DIP Documents, the ABL Exit Facility Documents, or any Claim or obligation arising under the Plan or (y) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct, and (ii) the releases by the ABL Releasing Parties do not release any Excluded ABL Obligations. For the avoidance of doubt, all claims and Causes of Action of Fortress against Fortress Non-Released Parties shall be fully preserved to the extent provided in the Plan.

35.           The releases of the Debtors’ Related Parties are an integral component of the compromises and settlements contained in the Plan. The Debtors’ Related Parties: (a) made a substantial and valuable contribution to the Debtors’ restructuring and the estates; (b) invested significant time and effort to make the restructuring a success and preserve the value of the Debtors’ estates in a challenging environment; (c) attended numerous meetings related to the restructuring; and (d) met frequently and directed the restructuring negotiations that led to the Restructuring Support Agreement and the Plan. Litigation by the Debtors against the Debtors’ Related Parties would be a distraction to the Debtors’ business and restructuring and would decrease rather than increase the value of the estates.

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36.           The releases of the Agents/Trustees, ABL Released Parties, and Consenting Stakeholders are likewise integral components of the compromises and settlements contained in the Plan. The Agents/Trustees, ABL Released Parties, and the Consenting Stakeholders: (a) negotiated the Restructuring Support Agreement and Plan, (b) supported the Debtors’ businesses through consensual debtor in possession financing; and (c) invested significant time and effort to make the restructuring a success and preserve the value of the Debtors’ estates in a challenging environment. The releases of the Agents/Trustees, the ABL Released Parties, and the Consenting Stakeholders contained in the Plan have the consent of the Debtors, the Releasing Parties, and the ABL Releasing Parties and are in the best interests of the estates.

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37.           Exculpation. The exculpation, described in Article VIII.E of the Plan (the “Exculpation”), is appropriate under applicable law, including In re Highland Capital Mgmt., L.P., 48 F. 4th 419 (5th Cir. 2022), because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated in these Chapter 11 Cases in good faith and is appropriately released and exculpated from any Cause of Action for any claim arising from the Petition Date through the Plan Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Documents, the Warrant Agreement, and the Exit Facility Documents or any Restructuring Transactions, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into before or during these Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of these Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration, including securities, pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the Exculpation shall not release any obligation or liability of any Entity for any post-Plan Effective Date obligation under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The Exculpation, including its carveout for actual fraud, willful misconduct, and gross negligence, is consistent with applicable law in this jurisdiction.

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38.           The Exculpated Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the distribution of consideration, including securities, pursuant to the Plan.

39.           The injunction provision set forth in Article VIII.F of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Release, the Third-Party Release, and the Exculpation and is narrowly tailored to achieve this purpose.

40.           No Person or Entity may commence or pursue a Claim or Cause of Action or Covered Claim, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Released Parties, the ABL Released Parties, the Exculpated Parties, or the Covered Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action or Covered Claim, as applicable, subject to Article VIII.C, Article VIII.D, or Article VIII.E of the Plan, without the Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action or Covered Claim, as applicable, represents a colorable Claim of any kind and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action or Covered Claim, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, Released Party, ABL Released Party, or Covered Party, as applicable.

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41.           Pursuant to Article IV.P of the Plan and in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all Causes of Action of the Debtors set forth on the Schedule of Retained Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Plan Effective Date, other than the Causes of Action released or waived by the Debtors pursuant to the Debtor Release or Exculpation, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Plan Effective Date; provided, however, that no Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests.

42.           The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.B of the Plan (the “Lien Release”) is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests.

(xi)	Additional Plan Provisions—Section 1123(b)(6).

43.           The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

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O.	Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

44.           The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is eligible to be a debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.	complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Bankruptcy Local Rules, any applicable non-bankruptcy law, rule and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

P.	Plan Proposed in Good Faith—Section 1129(a)(3).

45.           The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan, the Restructuring Support Agreement, the DIP-to-Exit Commitment Letter, the process leading to Confirmation, including the overwhelming support of Holders of Claims for the Plan, and the transactions to be implemented pursuant thereto. The Debtors’ good faith is evident from the facts and the record of the Chapter 11 Cases, the Plan, the Disclosure Statement, the hearing on conditional approval of the Disclosure Statement, and the record of the Combined Hearing and other proceedings held in the Chapter 11 Cases. These Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

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Q.	Payment for Services or Costs and Expenses—Section 1129(a)(4).

46.           The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

R.	Directors, Officers, and Insiders—Section 1129(a)(5).

47.           Article IV.K of the Plan sets forth the structure of the New Board, which shall consist of members as designated in accordance with the Restructuring Term Sheet. The identities of the New Board and the officers of each of the Reorganized Debtors were, to the extent known to the Debtors, disclosed in the Plan Supplement. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.

S.	No Rate Changes—Section 1129(a)(6).

48.           Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

T.	Best Interest of Creditors—Section 1129(a)(7).

49.           The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis attached to the Disclosure Statement as Exhibit F, the Turner Declaration, and the other evidence related thereto in support of the Plan that was proffered or adduced at, prior to, or in connection with the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that Holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Plan Effective Date, as such Holder would receive if the Debtors were liquidated, on the Plan Effective Date, under chapter 7 of the Bankruptcy Code.

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U.	Acceptance by Certain Classes—Section 1129(a)(8).

50.           The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 2, and 5 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Classes have voted to accept the Plan. Holders of Intercompany Claims and Interests in Classes 8 and 9 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan. Holders of Claims or Interests in Classes 6, 7, and 10 however, receive no recovery on account of their Claims or Interests pursuant to the Plan and are deemed to have rejected the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies section 1129(b) of the Bankruptcy Code.

V.	Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

51.           The treatment of Administrative Claims, Professional Fee Claims, Restructuring Expenses, ABL DIP Claims, Term Loan DIP Claims, and Priority Tax Claims, under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

W.	Acceptance by at Least One Impaired Class—Section 1129(a)(10).

52.           The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, Classes 3B, 3C, and 4, which are Impaired, voted to accept the Plan by the requisite number and amount of Claims, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), specified under the Bankruptcy Code.

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X.	Feasibility—Section 1129(a)(11).

53.           The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors at or prior to, or in the Confirmation Declarations filed in connection with, the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

Y.	Payment of Fees—Section 1129(a)(12).

54.           The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article XII.C of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

Z.	Continuation of Retiree Benefits—Section 1129(a)(13).

55.           The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Article IV.O of the Plan provides that from and after the Plan Effective Date, all retiree benefits, as defined in section 1114 of the Bankruptcy Code, if any, shall continue to be paid in accordance with applicable law.

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AA.	Non-Applicability of Sections 1129(a)(14), (15), and (16).

56.           Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

BB.	“Cram Down” Requirements—Section 1129(b).

57.           The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Classes have been deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to the Deemed Rejecting Classes. The Plan has been proposed in good faith, is reasonable, and meets the requirements that (a) no Holder of any impaired Claim or Interest that is junior to such impaired Class will receive or retain any property under the Plan on account of such junior Claim or Interest and (b) no Holder of a Claim or Interest in a Class senior to such impaired Class is receiving more than 100 percent on account of its Claim or Interest. Accordingly, the Plan is fair and equitable to all Holders of Claims and Interests in the Deemed Rejecting Classes. Third, the Plan does not discriminate unfairly with respect to the Deemed Rejecting Classes because similarly situated creditors in Classes that have not accepted the Plan will receive substantially similar treatment on account of their Claim or Interest irrespective of Class. Holders of Rollover Term Loan Claims, Tranche B Term Loan Claims, and Convertible Notes Claims voted to accept the Plan in sufficient number and in sufficient amount to constitute accepting classes under the Bankruptcy Code. Therefore, the Plan satisfies section 1129(b) of the Bankruptcy Code and can be confirmed.

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CC.	Only One Plan—Section 1129(c).

58.           The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of these Chapter 11 Cases.

DD.	Principal Purpose of the Plan—Section 1129(d).

59.           The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

EE.	Small Business Case—Section 1129(e).

60.           None of these Chapter 11 Cases is a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

FF.	Good Faith Solicitation—Section 1125(e).

61.           Each of the Debtors and Debtor Related Parties and the Consenting Stakeholders and the Agents/Trustees, and each of their respective Related Parties, have acted fairly, in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code, and in a manner consistent with the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations in connection with all of their respective activities relating to support and consummation of the Plan, including the execution, delivery, and performance of the Restructuring Support Agreement, the solicitation and tabulation of votes on the Plan, and the activities described in section 1125 of the Bankruptcy Code, as applicable, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

62.           The Debtors and the Debtors’ Related Parties have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(g), with regard to the offering, issuance, and distribution of recoveries under the Plan and the DIP-to-Exit Commitment Letter and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan so long as such distributions are made consistent with and pursuant to the Plan.

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GG.	Satisfaction of Confirmation Requirements.

63.           Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

HH.	Likelihood of Satisfaction of Conditions Precedent to the Plan Effective Date.

64.           Each of the conditions precedent to the Plan Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.

II.	Implementation.

65.           All documents and agreements necessary to implement the Plan, including the Definitive Documentation, and all other relevant and necessary documents have been or will be negotiated in good faith and at arm’s-length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law. Consummation of the transactions contemplated by each such document or agreement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining which documents and agreements to enter into and have provided sufficient and adequate notice of such documents and agreements.

JJ.	Disclosure of Facts.

66.           The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the Restructuring Transactions, and the fact that each Debtor will emerge from its Chapter 11 Case as a validly existing separate corporate entity, limited liability company, partnership, or other form, as applicable.

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KK.	Good Faith.

67.           The Debtors have proposed the Plan in good faith with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors, the Released Parties, the ABL Released Parties, and the Exculpated Parties have been, are, and will continue to be acting in good faith within the meaning of section 1125(e) of the Bankruptcy Code if they proceed to (provided, for the avoidance of doubt, that nothing herein shall constitute a finding that any party did not act in good faith solely on the basis of such party’s failure to): (a) consummate the Plan, the Restructuring Transactions, the Exit Facilities Documents, and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Confirmation Order; and (b) take any actions authorized and directed or contemplated by this Confirmation Order.

LL.	DIP-to-Exit Commitment Letter.

68.           The entry into the DIP-to-Exit Commitment Letter is a necessary and integral component of these Restructuring Transactions, and the terms and conditions under the DIP-to-Exit Commitment Letter are fair, reasonable, customary, and reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, are based on good, sufficient, and sound business purposes and justifications, and are supported by reasonably equivalent value and consideration. The Debtors, the Backstop Parties, and their respective professional advisors negotiated the DIP-to-Exit Commitment Letter in good faith and at arm’s-length.

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MM.	Exit Facilities.

69.           The terms and conditions of the Exit Facilities and the Debtors’ entry into the Exit Facility Documents, including all actions, undertakings, and transactions contemplated thereby, and payment of all fees, indemnities, and expenses provided for thereunder, are essential elements of the Plan, necessary for the consummation thereof, and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. The Exit Facilities are critical to the overall success and feasibility of the Plan, and the Debtors have exercised reasonable business judgment in determining to enter into the Exit Facility Documents, which have been, and may hereafter continue to be, negotiated in good faith and at arm’s-length.

NN.	Warrant Agreement.

70.           The Debtors’ entry into the Warrant Agreement, including all actions, undertakings, and transactions contemplated thereby, and payment of all fees, indemnities, and expenses provided for thereunder, are essential elements of the Plan, necessary for the consummation thereof, and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. The Warrant Agreement is critical to the overall success and feasibility of the Plan, and the Debtors have exercised reasonable business judgment in determining to enter into the Warrant Agreement, which has been negotiated in good faith and at arm’s-length.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

71.           Disclosure Statement. The Disclosure Statement is APPROVED in all respects on a final basis.

72.           Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan and the Plan Supplement (including any supplements, amendments, or modifications thereof in accordance with this Confirmation Order and the Plan), are incorporated by reference into and are an integral part of this Confirmation Order.

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73.           Objections. All parties have had a full and fair opportunity to be heard on all issues raised by the objections to Confirmation of the Plan or approval of the Disclosure Statement. All objections and all reservations of rights pertaining to Confirmation or final approval of the Disclosure Statement, whether formal or informal, that have not been withdrawn, waived, or settled are hereby OVERRULED on the merits and DENIED. All objections to Confirmation not filed and served prior to the Objection Deadline, if any, are deemed waived and shall not be considered by the Court. All parties have had a full and fair opportunity to litigate all issues raised or that might have been raised in the objections to final approval of the Disclosure Statement and Confirmation of the Plan, and the objections have been fully and fairly litigated or resolved, including by agreed-upon provisions as set forth in this Confirmation Order. All withdrawn objections are deemed withdrawn with prejudice.

74.           Plan Modifications. Subsequent to filing the Plan on May 24, 2023, and on June 29, 2023 the Debtors made certain technical modifications to the Plan (the “Plan Modifications”). The Plan Modifications, which were made in accordance with the Restructuring Support Agreement, do not materially adversely affect the treatment of any Claim or Interest under the Plan. After giving effect to the Plan Modifications, the Plan continues to satisfy the requirements of sections 1122 and 1123 of the Bankruptcy Code. The Debtors provided due and sufficient notice of the Plan Modifications under the circumstances. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code nor do they require that Holders of Claims and Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

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75.           Deemed Acceptance of Plan. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, at least two-thirds in dollar amount and more than one-half in number of Holders of Rollover Term Loan Claims, Tranche B Term Loan Claims, and Convertible Notes Claims voted to accept the Plan, and all Holders of Claims who are conclusively presumed to accept the Plan are deemed to have accepted the Plan. No Holder of a Claim shall be permitted to change its vote as a consequence of the Plan Modifications.

76.           Omission of Reference to Particular Plan Provisions. The failure specifically to include or to refer to any particular article, section, or provision of the Plan or the Plan Supplement in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan and any related documents be confirmed and approved in their entirety.

77.           No Action Required. Under the provisions of the Delaware General Corporation Law, including section 303 thereof, and the comparable provisions of the Delaware Limited Liability Company Act, section 1142(b) of the Bankruptcy Code, and any other comparable provisions under applicable law, no action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions (subject, in each case, to any consent rights set forth or incorporated therein), or any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the Plan Supplement, and the Restructuring Support Agreement.

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78.           Binding Effect. Upon the occurrence of the Plan Effective Date, the terms of the Plan are immediately effective and enforceable and deemed binding on the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims and Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim or Interest has voted on this Plan.

79.           Incorporation by Reference. The terms and provisions of the Plan, the Plan Supplement, the Definitive Documentation, all other relevant and necessary documents, and each of the foregoing’s schedules and exhibits are, on and after the Plan Effective Date, incorporated herein by reference and are an integral part of this Confirmation Order.

80.           Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, this Confirmation Order, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to the Plan, the Plan Supplement, or the Exit Facility Documents, on the Plan Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Plan Effective Date, except as otherwise provided in the Plan, this Confirmation Order, or any agreement, instrument, or other document incorporated herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions set forth in the Bankruptcy Code or Bankruptcy Rules.

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81.           Cancellation of Existing Agreements and Interests. On the Plan Effective Date, unless otherwise provided in this Confirmation Order or the Plan, including in Article V.A, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures and the Tax Receivable Agreement, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect; provided, however, that notwithstanding anything to the contrary contained herein, any agreement that governs the rights of the DIP Agents and Term Loan Agent shall continue in effect solely for purposes of allowing the DIP Agents and Term Loan Agent to (i) enforce their rights against any Person other than, solely to the extent of the release provided by such DIP Agent or Term Loan Agent, any of the Released Parties or the ABL Released Parties, pursuant and subject to the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (ii) receive distributions under the Plan and to distribute them to the Holders of Allowed ABL DIP Claims, if any, Allowed Term Loan DIP Claims, and Allowed Term Loan Claims, in accordance with the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (iii) enforce their rights to payment of fees, expenses, and indemnification obligations, in accordance with the terms of the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, and (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Court, including to enforce any obligation under the Plan owed to the DIP Agents, Term Loan Agent, or Holders of Allowed ABL DIP Claims, if any, Term Loan DIP Claims, or Term Loan Claims, as applicable. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agent/Trustees, Term Loan Lenders, the Term Loan DIP Lenders, the ABL Lenders, and the ABL DIP Lenders to indemnification under the DIP Documents, the Prepetition Credit Agreements, and the Convertible Notes Indenture, as applicable, shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or this Confirmation Order.

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82.           Effectiveness of All Actions. All actions contemplated by the Plan, the Restructuring Support Agreement, and the Definitive Documentation, as the same may be modified from time to time prior to the Plan Effective Date subject, in each case, to the consent rights set forth or incorporated therein (including, for the avoidance of doubt, the Restructuring Transactions Memorandum), are hereby effective and authorized to be taken on, prior to, or after the Plan Effective Date, as applicable, under this Confirmation Order without further application to or order of the Court or further action by the respective officers, directors, managers, members, or equity holders of the Debtors or the Reorganized Debtors and with the effect that such actions would have were they taken by the unanimous action, consent, approval, and vote of such officers, directors, managers, members, or equity holders.

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83.           Restructuring Transactions. After the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, are authorized to enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. All initial Holders of New Equity Interests (as applicable) shall be deemed party to the LLC Agreement (as defined below) and the Registration Rights Agreement, in privity of contract with the other parties to such agreements, and bound thereby, whether their ownership is recorded in a register maintained with Reorganized QualTek’s transfer agent or through the facilities of DTC, without the need to execute signature pages thereto. The applicable Debtors or the Reorganized Debtors shall take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors to the extent provided in the Plan or in the Definitive Documentation, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions. All actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance.

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84.           Corporate Action. Upon the Plan Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the Employment Obligations; (ii) selection of the directors, officers, or managers of the Reorganized Debtors; (iii) the distribution of the New Equity Interests; (iv) issuance and distribution of the Warrants; (v) implementation of the Restructuring Transactions; (vi) entry into the Warrant Agreement and the Exit Facility Documents; (vii) all other actions contemplated under the Plan (whether to occur before, on, or after the Plan Effective Date); (viii) adoption of the New Organizational Documents; (ix) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts or Unexpired Leases; and (x) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Plan Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Plan Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, are hereby authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity Interests, the New Organizational Documents, the Exit Facilities, the Exit Facility Documents, the Warrants, the Warrant Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.I of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

85.           Approval of Consents and Authorization to Take Acts Necessary to Implement Plan. This Confirmation Order shall constitute all authority, approvals, and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions Memorandum, and any documents, instruments, securities, or agreements, and any amendments or modifications thereto necessary to effectuate the Restructuring Transactions.

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86.           DIP-to-Exit Commitment Letter. The DIP-to-Exit Commitment Letter and the terms and provisions included therein, including the DIP-to-Exit Commitment Premium, are approved in their entirety pursuant to section 105 and section 363(b) of the Bankruptcy Code, and the Debtors are authorized to enter into the DIP-to-Exit Commitment Letter and to take any and all actions necessary and proper to implement the terms of the DIP-to-Exit Commitment Letter and to fully perform all obligations thereunder on the conditions set forth therein. The specified premiums, payments, obligations, indemnification obligations, and expenses contemplated to be paid by the Debtors pursuant to the DIP-to-Exit Commitment Letter, including the DIP-to-Exit Commitment Premium, are hereby approved as reasonable and shall not be subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether contractual, equitable, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, disgorgement, or any other challenges under any theory at law or in equity by any person or entity.

87.           Warrant Agreement. On the Plan Effective Date, the Debtors are authorized to issue and distribute the Warrants pursuant to the Plan and in accordance with the Warrant Agreement to all Holders of Convertible Notes Claims. The Warrants issued pursuant to the Plan shall be validly issued and duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Restructuring Support Agreement, the Plan, and the Warrant Agreement applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). For the avoidance of doubt, from and after the Plan Effective Date, the Warrants shall be governed by and in accordance with the Warrant Agreement, as may be amended or modified in accordance with its terms.

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88.           Distributions. The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety.

89.           Claims Register. Any Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without the Debtors or the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest without any further notice to or action, order, or approval of the Court.

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90.           The 1L Exit Facility. On the Plan Effective Date, the Reorganized Debtors are hereby authorized to, and shall, enter into the 1L Exit Facility, the terms of which will be set forth in the 1L Exit Facility Documents. Entry of this Confirmation Order shall constitute (a) approval of the 1L Exit Facility and the 1L Exit Facility Documents and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors, in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization, and (b) authorization of the Reorganized Debtors to enter into and execute the 1L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 1L Exit Facility. The 1L Exit Facility Agent is authorized to enter into the 1L Exit Facility on the Plan Effective Date, and execution of the 1L Exit Facility Credit Agreements by the 1L Exit Facility Agent shall be deemed to bind all 1L Exit Facility Lenders (including each Holder of Term Loan DIP Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Term Loan DIP Claims, each Holder of Priority Term Loan Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Priority Term Loan Claims, to the extent any Priority Term Loan Claims remain outstanding on the Plan Effective Date, and each Term Loan DIP Lender that lends New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date pursuant to its New Money Exit Financing Commitments) as if each such 1L Exit Facility Lender had executed the 1L Exit Facility Credit Agreement with appropriate authorization. The 1L Exit Facility shall constitute a refinancing of the obligations under the Term Loan DIP Credit Agreement.

91.            On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement,5 all of the Liens and security interests to be granted in accordance with the 1L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder, in accordance with the terms of the 1L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 1L Exit Facility Documents, (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests are hereby authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

[5]	As used herein, “Intercreditor Agreement” shall mean, collectively, each intercreditor agreement among the ABL Exit Facility Agent, the 1L Exit Facility Agent, the 2L Exit Facility Agent, and/or the 3L Exit Facility Agent, which shall each be in a form and substance acceptable to each party thereto.

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92.            The 2L Exit Facility. On the Plan Effective Date, the Reorganized Debtors are hereby authorized to, and shall, enter into the 2L Exit Facility, the terms of which shall be set forth in the 2L Exit Facility Documents. Entry of this Confirmation Order shall constitute (a) approval of the 2L Exit Facility and the 2L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein, and (b) authorization of the Reorganized Debtors to enter into and execute the 2L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 2L Exit Facility. The 2L Exit Facility Agent is authorized to enter into the 2L Exit Facility on the Plan Effective Date, and execution of the 2L Exit Facility Credit Agreements by the 2L Exit Facility Agent shall be deemed to bind all Participating Rollover Lenders who exercise their Conversion Right on the Plan Effective Date as if such Participating Rollover Lenders had executed the 2L Exit Facility Credit Agreement with appropriate authorization.

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93.            On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 2L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 2L Exit Facility Documents, (c) shall be deemed automatically perfected as of the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 2L Exit Facility Documents, (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests are hereby authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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94.            The 3L Exit Facility. On the Plan Effective Date, the Reorganized Debtors are hereby authorized to, and shall, enter into the 3L Exit Facility, the terms of which shall be set forth in the 3L Exit Facility Documents. Confirmation of the Plan shall be deemed (a) approval of the 3L Exit Facility and the 3L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein, and (b) authorization for the Reorganized Debtors to enter into and execute the 3L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 3L Exit Facility. The 3L Exit Facility Agent is authorized to enter into the 3L Exit Facility on the Plan Effective Date, and execution of the 3L Exit Facility Credit Agreements by the 3L Exit Facility Agent shall be deemed to bind all Non-Participating Rollover Lenders and Participating Rollover Lenders who do not exercise their Conversion Right on the Plan Effective Date as if each such Holders had executed the 3L Exit Facility Credit Agreement with appropriate authorization.

95.            In accordance with the DIP Orders and as set forth in the Term Loan DIP Documents, if a Holder of a Rollover Term Loan Claim holds a Conversion Right and exercises its Conversion Right by not sending the Debtors a Conversation Right opt-out notice at least three (3) Business Days prior to the Plan Effective Date, an amount of 3L Exit Facility Loans distributed to such Holder (or its designee) on the Plan Effective Date (in accordance with Article III.B.4 of the Plan) equal to such Holder’s Conversion Amount (or, if the amount of the 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date in accordance with Article III.B.4 of the Plan is less than the Conversion Amount, such lesser amount) shall automatically be deemed to be converted into an equivalent principal amount of 2L Exit Facility Loans on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. For the avoidance of doubt, Non-Participating Rollover Lenders who receive 3L Exit Facility Loans pursuant to Article III.B.3 of the Plan shall not be entitled to convert such 3L Exit Facility Loans to 2L Exit Facility Loans.

96.            On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 3L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder, in accordance with the terms of the 3L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 3L Exit Facility Documents, (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests are hereby authorized to make all findings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

97.            The ABL Exit Facility. On the Plan Effective Date, the Reorganized Debtors are hereby authorized to, and shall, enter into the ABL Exit Facility, the terms of which shall be set forth in the ABL Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the ABL Exit Facility and the ABL Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the ABL Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the ABL Exit Facility. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to the ABL DIP Agent and the Debtors.

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98.            On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the ABL Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the ABL Exit Facility Documents, (c) shall be deemed automatically perfected as of the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the ABL Exit Facility Documents, (d) shall have the same priority as the priority of the Liens on, and security interests in, the collateral securing the ABL Claims as of the Petition Date relative to all other Liens on, and security interests in, such collateral in existence as of the Petition Date or arising thereafter, (e) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever, and (f) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests are hereby authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

99.            New Equity Interests. On the Plan Effective Date, Reorganized QualTek is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Transactions Memorandum, issue the New Equity Interests for eventual distribution in accordance with the terms of this Plan without further notice to or order of the Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person. The distribution and issuance of the New Equity Interests shall be governed by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the LLC Agreement and the Registration Rights Agreement, which terms and conditions shall be deemed valid, binding, and enforceable against each Entity receiving such distribution of the New Equity Interests without the need for execution by any party thereto other than the applicable Reorganized Debtors. Any Entity’s acceptance of New Equity Interests shall be deemed its agreement to the LLC Agreement and the Registration Rights Agreement, as applicable, as the same may be amended or modified from time following the Plan Effective Date in accordance with their terms. The New Equity Interests shall be issued and distributed free and clear of all Liens, Claims, and other Interests other than restrictions under applicable securities laws. All of the New Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, and non-assessable.

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100.            On the Plan Effective Date, Reorganized QualTek and all Holders of the New Equity Interests then outstanding shall be deemed to be parties to the New Organizational Documents, including the Limited Liability Company Agreement substantially in the form contained in Exhibit A to the Plan Supplement (the “LLC Agreement”) and the Registration Rights Agreement (provided that the LLC Agreement and the Registration Rights Agreement shall have been approved by the requisite Consenting Stakeholders in accordance with the terms of the Restructuring Support Agreement) without the need for execution by any such Holder. The New Organizational Documents, including the LLC Agreement and the Registration Rights Agreement, shall be binding on Reorganized QualTek and its subsidiaries and, solely with respect to the LLC Agreement and the Registration Rights Agreement, all parties receiving (on the Plan Effective Date), and Holders (as applicable) of, New Equity Interests.

101.            DIP-to-Exit Allocation Process. On the Plan Effective Date and in exchange for each Term Loan DIP Lender’s funding Term Loan DIP New Money Loans and its pro rata allocation of New Money 1L Exit Term Loans, (a) such Term Loan DIP Lender (or its designee) shall receive its pro rata share of the DIP-to-Exit Commitment Premium and (b) Reorganized QualTek are hereby authorized to issue the applicable New Money 1L Exit Term Loans and DIP-to-Exit Commitment Premium.

102.            Pursuant to the DIP Orders, the Term Loan DIP Lenders’ claims for the DIP-to-Exit Commitment Premium are superpriority administrative expense claims that are actual, necessary costs of preserving the Debtors’ Estates. The DIP-to-Exit Commitment Premium is hereby deemed to have been offered, issued, and distributed under the Plan without registration under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code.

103.            The DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) and Reorganized QualTek’s payment of the DIP-to-Exit Commitment Premium are hereby approved in all respects without prejudice to the effect of the Court’s approval of the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) pursuant to the DIP Orders. On the Plan Effective Date, the rights and obligations of the Debtors under the DIP-to-Exit Commitment Letter shall vest in the Reorganized Debtors, as applicable.

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104.            Certain Securities Law Matters. The offering, issuance, and distribution of the New Equity Interests (including the DIP-to-Exit Commitment Premium) and Warrants, as contemplated by Article IV.F.4, F.6, and F.7 of the Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Equity Interests and Warrants (i) shall not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) shall be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission or state or local securities laws, if any, applicable at the time of any future transfer of such Securities or instruments.

105.            The New Equity Interests issued in connection with the DIP-to-Exit Commitment Premium are hereby deemed to have been issued in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code. Any Securities issued in reliance on section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S are hereby deemed to be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. Any Securities issued in reliance on section 1145 of the Bankruptcy Code shall not be considered “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and shall be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

106.            Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan, and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019; provided that nothing in the Plan or the Settlement shall be deemed to release, waive, compromise, settle, impair, or enjoin any claim or Cause of Action of Fortress against any Fortress Non-Released Party.

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107.            Assumption and Assignment of Contracts and Leases. On the Plan Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed or assumed and assigned as set forth in the Restructuring Transactions Memorandum, other than: (i) an Executory Contract or Unexpired Lease that (a) is identified on the Rejected Executory Contracts and Unexpired Lease Schedule, (b) was previously expired or terminated pursuant to its own terms, (c) has been previously assumed or rejected by the Debtors pursuant to a Final Order, (d) is the subject of a motion to reject that is pending on the Plan Effective Date, or (e) has an ordered or requested effective date of rejection that is after the Plan Effective Date; and (ii) the Tax Receivable Agreement, which shall be cancelled and deemed rejected and, for the avoidance of doubt, any rejection damages arising out of such rejection shall be treated as TRA Claims, without the need for any further notice to or action, order, or approval of the Court, under section 365 of the Bankruptcy Code. The assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contracts and Unexpired Leases Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code are hereby approved.

108.            Cures, if any, shall be paid in accordance with Article V.C of the Plan. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. Each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

109.            The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption and assignment, as applicable, of such Executory Contracts and Unexpired Leases) shall be, and hereby are, approved in their entirety.

110.            Nothing in this Confirmation Order or in any notice or any other document is or shall be deemed an admission by the Debtors that any Assumed Contract is an executory contract or unexpired lease under section 365 of the Bankruptcy Code.

111.            Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to this Confirmation Order, and for which any Cure has been fully paid pursuant to Article V.C of the Plan, shall be deemed disallowed and expunged as of the Plan Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

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112.            All Claims for damages resulting from the rejection of an Executory Contract or Unexpired Lease other than, for the avoidance of doubt, the Tax Receivable Agreement, shall be asserted in accordance with Article V.H of the Plan and shall be treated as General Unsecured Claims pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

113.            Rejection of Tax Receivable Agreement. On the Plan Effective Date, that certain Tax Receivable Agreement dated as of February 14, 2022, by and among QualTek Holdco, LLC, BCP QualTek, LLC, the TRA Holder Representative, and the TRA Holders (each as defined therein) from time to time party thereto, shall be deemed rejected pursuant to section 365(d) of the Bankruptcy Code and not assigned to any of the Debtors, any affiliate thereof, or any third party.  The obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Any rejection damages claim arising out of rejection of the Tax Receivable Agreement shall be treated as a TRA Claim under the Plan.

114.            Exemption from Transfer Tax and Recording Fees. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (i) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Equity Interests (including on account of the DIP-to-Exit Commitment Premium) and the Warrants; (ii) the Restructuring Transactions; (iii) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iv) the making, assignment, or recording of any lease or sublease; (v) the grant of collateral as security for the Exit Facilities; or (vi) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

115.            Authorization to Consummate. The Debtors are authorized to consummate the Plan, solely in accordance with the terms thereof after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

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116.            Professional Compensation. All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Plan Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Plan Effective Date. No funds in the Professional Fee Escrow Account shall be considered property of the Estates of the Debtors or the Reorganized Debtors. When all Allowed amounts of all Professional Fee Claims owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

117.            Release, Exculpation, Discharge, and Injunction Provisions. The release, exculpation, discharge, and injunction provisions embodied in Article VIII.A–F of the Plan, are hereby approved and authorized in their entirety and shall be effective and binding on all Persons and Entities, to the extent provided in the Plan, without further order or action by this Court.

118.            For the avoidance of doubt, nothing in the Confirmation Order shall limit or adversely affect any claims or Causes of Action Fortress may hold against the Fortress Non-Released Parties as provided in the Restructuring Support Agreement and the Plan.

119.            Unless otherwise provided in the Plan or in this Confirmation Order, no Person or Entity may commence or pursue a Claim or Cause of Action or Covered Claim, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Released Parties, the ABL Released Parties, the Exculpated Parties, or the Covered Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action or Covered Claim, as applicable, subject to Article VIII.C, Article VIII.D, or Article VIII.E of the Plan, without the Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action or Covered Claim, as applicable, represents a colorable Claim of any kind and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action or Covered Claim, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, Released Party, ABL Released Party, or Covered Party, as applicable.

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120.            Restructuring Expenses. The Debtors’ payment of the Restructuring Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, in accordance with the terms of the Plan, is hereby approved. All (i) Restructuring Expenses and (ii) Convertible Notes Trustee Fees and Expenses to be paid on the Plan Effective Date shall be estimated prior to and as of the Plan Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Plan Effective Date; provided, however, that such estimates shall not be considered admissions or limitations with respect to such Restructuring Expenses or Convertible Notes Trustee Fees and Expenses. On or as soon as reasonably practicable after the Plan Effective Date, final invoices for all Restructuring Expenses and the Convertible Notes Trustee Fees and Expenses incurred prior to and as of the Plan Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre-Plan Effective Date Restructuring Expenses.

121.            Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions and this Confirmation Order.

122.            Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Plan Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

123.            Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the Restructuring Support Agreement (including the consent, approval, and consultation rights set forth therein); and (iii) nonseverable and mutually dependent.

124.            Post-Confirmation Modifications. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications (in each case subject to the approval and consent rights contained in each of the Plan and the Restructuring Support Agreement) to any and all documents that are necessary to effectuate the Plan that (i) do not materially affect the rights or recoveries of any party or materially adversely affect or change the treatment of any Claims or Interests under the Plan, and (ii) are consistent with the Plan and the Restructuring Support Agreement. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, rule 3019 of the Bankruptcy Rules, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the respective rights of each of the Debtors and Reorganized Debtors to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor one or more times after Confirmation and, to the extent necessary, to initiate proceedings in the Court to so alter, amend, or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order in such manner as may be necessary to carry out the purposes and intent of the Plan are expressly reserved. For the avoidance of doubt, any Plan modifications and any modifications to the Exit Facility Documents are subject to the reasonable consent of the Required Consenting ABL Lenders, the Required Consenting Term Lenders, and the Required Consenting Convertible Noteholders to the extent required under the Plan, the Restructuring Support Agreement, and/or the Bankruptcy Code.

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125.            Applicable Non-bankruptcy Law. The provisions of this Confirmation Order, the Plan, and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

126.            Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

127.            Waiver of Section 341 Meeting of Creditors or Equity Holders; Waiver of Schedules and Statements and 2015.3 Reports. Any requirement under section 341(e) for the U.S. Trustee to convene a meeting of creditors or equity holders is permanently waived as of the Confirmation Date. Any requirements for the Debtors to file the following are permanently waived as of the Confirmation Date: (i) schedules of assets and liabilities and statements of financial affairs and (ii) their initial reports of financial information with respect to entities in which the Debtors hold a controlling or substantial interest as set forth in Bankruptcy Rule 2015.3.

128.            Notices of Confirmation and Plan Effective Date. The Reorganized Debtors shall serve notice of entry of this Confirmation Order in accordance with Bankruptcy Rules 2002 and 3020(c) on all Holders of Claims and Interests within ten Business Days after the date of entry of this Confirmation Order. As soon as reasonably practicable after the Plan Effective Date, the Reorganized Debtors shall file notice of the Plan Effective Date and shall serve a copy of the same on the above-referenced parties. The above-referenced notices are adequate under the particular circumstances of these Chapter 11 Cases and no other or further notice is necessary.

129.            Failure of Consummation. Notwithstanding the entry of this Confirmation Order, if Consummation does not occur, (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

130.            Substantial Consummation. On the Plan Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

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131.            Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule or Bankruptcy Local Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

132.            References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure specifically to include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

133.            Debtors’ Actions Post-Confirmation Through the Plan Effective Date. During the period from entry of this Confirmation Order through and until the Plan Effective Date, the Debtors shall continue to operate their business as debtors in possession, subject to the oversight of the Court as provided under the Bankruptcy Code, the Bankruptcy Rules, this Confirmation Order, and any Final Order of the Court and in accordance with the terms of the Plan, the Restructuring Support Agreement, and other applicable Definitive Documentation.

134.            Headings. Headings utilized herein are for convenience and reference only and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

135.            Effect of Conflict. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan (other than with respect to any consent rights set forth or incorporated therein) and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

136.            Final Order. This Confirmation Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

137.            Retention of Jurisdiction. The Court may properly, and upon the Plan Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of and related to these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

138.            QualTek Management HoldCo, LLC. The Reorganized Debtors shall promptly pay the reasonable and necessary documented out-of-pocket professional fees and related expenses of QualTek Management HoldCo, LLC (“Management HoldCo”) and any of its professionals incurred in connection with the wind down and dissolution of Management HoldCo without any requirement for Management HoldCo or its professionals to file a fee application with the Court, without the need for itemized time detail, and without any requirement for Court review or approval; provided that the foregoing shall be subject to a cap of $250,000 unless otherwise agreed by the Reorganized Debtors and Management HoldCo.

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139.            Texas Taxing Authorities. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Debtors shall pay all outstanding ad valorem taxes owed to the Texas Taxing Authorities for tax years 2022 and prior on or before the Plan Effective Date. The Texas Taxing Authorities’ allowed Claims for the 2022 and prior tax years shall include all interest properly charged under applicable non-bankruptcy law through the date of payment to the extent the Texas Tax Code provides for interest with respect to any portion of such Claims. The Debtors shall pay the 2023 ad valorem taxes in the ordinary course of business. The 2023 and prior tax year Texas ad valorem tax liens (the “Tax Liens”), if any, shall remain attached to all applicable property in their prepetition priority until the applicable year’s taxes due under this Confirmation Order are fully paid. In the event the Reorganized Debtors sell, convey, or transfer any property that is the collateral of the Texas Taxing Authorities, the Texas Taxing Authorities’ liens and rights to payment with respect to such collateral shall be preserved. The Texas Taxing Authorities’ lien priority, if any, shall not be primed or subordinated by any exit financing approved by the Court in conjunction with the Confirmation of the Plan or otherwise. Any actions retained against the Texas Taxing Authorities pursuant to the Plan or any Plan Supplements shall be limited to those permitted by applicable law. All parties’ rights and defenses under applicable law and the Bankruptcy Code with respect to the foregoing, including their right to dispute or object to the claims of the Texas Taxing Authorities or the validity or enforcement of the Tax Liens under applicable non-bankruptcy law, are fully preserved. The Texas Taxing Authorities are permitted without leave of the Court to amend their estimated 2023 Claim amounts to actual assessed amounts.

Signed: June 30, 2023	/s/ Christopher M. Lopez
Christopher Lopez
United States Bankruptcy Judge

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Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT
for the Southern District of TexaS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
QUALTEK SERVICES INC., et al.,[1]	)	Case No. 23-90584 (CML)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ JOINT PLAN OF REORGANIZATION PURSUANT

TO CHAPTER 11 OF THE BANKRUPTCY CODE (TECHNICAL MODIFICATIONS)

THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION.

Matthew D. Cavenaugh (TX Bar No. 24062656)	Joshua A. Sussberg, P.C. (admitted pro hac vice)
Genevieve M. Graham (TX Bar No. 24085340)	Christopher T. Greco, P.C. (admitted pro hac vice)
Emily Meraia (TX Bar No. 24129307)	KIRKLAND & ELLIS LLP
JACKSON WALKER LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
1401 McKinney Street, Suite 1900	601 Lexington Avenue
Houston, TX 77010	New York, New York 10022

Telephone: (713) 752-4200	Telephone: (212) 446-4800
Facsimile: (713) 752-4221	Facsimile: (212) 446-4900
Email: ####	Email: ####
####	####
-and-

Proposed Co-Counsel to the Debtors	Jaimie Fedell (admitted pro hac vice)
and Debtors in Possession	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654

Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: ####

Proposed Co-Counsel to the Debtors
and Debtors in Possession

[1]	A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ proposed Claims and Noticing Agent at https://dm.epiq11.com/QualTek. The location of Debtors’ principal place of business and the Debtors’ service address in these Chapter 11 Cases is 475 Sentry Parkway E, Suite 200, Blue Bell, Pennsylvania 19422.

i

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1

A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	18
D.	Governing Law	18
E.	Reference to Monetary Figures	18
F.	Reference to the Debtors or the Reorganized Debtors	18
G.	Controlling Document	18
H.	Consultation, Information, Notice, and Consent Rights	18

Article II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, and RESTRUCTURING EXPENSES		19

A.	Administrative Claims	19
B.	ABL DIP Claims	19
C.	Term Loan DIP Claims	19
D.	Professional Fee Claims	20
E.	Priority Tax Claims	21
F.	Payment of Restructuring Expenses	21

Article III. CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS		22

A.	Classification of Claims and Interests	22
B.	Treatment of Claims and Interests	22
C.	Special Provision Governing Unimpaired Claims	26
D.	Elimination of Vacant Classes	26
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	27
F.	Intercompany Interests	27
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	27
H.	Controversy Concerning Impairment	27
I.	Subordinated Claims	27

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		27

A.	General Settlement of Claims and Interests	27
B.	Restructuring Transactions	28
C.	Cancellation of Existing Agreements and Interests	28
D.	Section 1146 Exemption	29
E.	Reorganized Debtors	29
F.	Sources of Consideration for Plan Distributions	29
G.	Corporate Existence	34
H.	Vesting of Assets in the Reorganized Debtors	34
I.	Corporate Action	34
J.	New Organizational Documents	35
K.	Directors and Officers of the Reorganized Debtors	35
L.	Management Incentive Plan	35
M.	Effectuating Documents; Further Transactions	35
N.	Certain Securities Law Matters	36
O.	Employment Obligations	36
P.	Preservation of Causes of Action	36
Q.	Private Company	37
R.	Tax Matters	37
S.	Director and Officer Liability Insurance	37

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		37

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	37
B.	Indemnification Obligations	38
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	39
D.	Insurance Policies	39
E.	Reservation of Rights	39
F.	Nonoccurrence of Plan Effective Date	40
G.	Contracts and Leases Entered Into After the Petition Date	40

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		40

A.	Timing and Calculation of Amounts to Be Distributed	40
B.	Disbursing Agent	41
C.	Rights and Powers of Disbursing Agent	41
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	41
E.	Manner of Payment	42
F.	Compliance with Tax Requirements	42
G.	Allocations	42
H.	No Postpetition Interest on Claims	42
I.	Foreign Currency Exchange Rate	42
J.	Setoffs and Recoupment	43
K.	Claims Paid or Payable by Third Parties	43

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		44

A.	Disputed Claims Process	44
B.	Allowance of Claims	44
C.	Claims Administration Responsibilities	44
D.	Adjustment to Claims or Interests without Objection	45
E.	Disallowance of Claims or Interests	45

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		45

A.	Discharge of Claims and Termination of Interests	45
B.	Release of Liens	46
C.	Releases by the Debtors	46
D.	Releases by Holders of Claims and Interests	47
E.	Exculpation	48
F.	Injunction	49
G.	Protections Against Discriminatory Treatment	49
H.	Document Retention	50
I.	Reimbursement or Contribution	50

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		50

A.	Conditions Precedent to the Plan Effective Date	50
B.	Waiver of Conditions	51
C.	Effect of Failure of Conditions	51

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		51

A.	Modification and Amendments	51
B.	Effect of Confirmation on Modifications	51
C.	Revocation or Withdrawal of Plan	52

Article XI. RETENTION OF JURISDICTION		52

Article XII. miscellaneous PROVISIONS		54

A.	Immediate Binding Effect	54
B.	Additional Documents	54
C.	Payment of Statutory Fees	54
D.	Statutory Committee and Cessation of Fee and Expense Payment	54
E.	Reservation of Rights	54
F.	Successors and Assigns	55
G.	Notices	55
H.	Entire Agreement	56
I.	Plan Supplement	56
J.	Nonseverability of Plan Provisions	56
K.	Votes Solicited in Good Faith	57
L.	Closing of Chapter 11 Cases	57
M.	Waiver or Estoppel	57
N.	Regulatory Compliance	57

INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.            “1L Exit Facility” means that certain first lien term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 1L Exit Facility Documents.

2.            “1L Exit Facility Agent” means the agent under the 1L Exit Facility.

3.            “1L Exit Facility Credit Agreement” means that certain credit agreement governing the 1L Exit Facility, which shall be consistent in all material respects with the 1L Exit Facility Term Sheet.

4.            “1L Exit Facility Documents” means the 1L Exit Facility Credit Agreement, the 1L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 1L Exit Facility.

5.            “1L Exit Facility Lenders” means the Holders of 1L Exit Facility Loans on the Plan Effective Date.

6.            “1L Exit Facility Loans” means the term loans provided under the 1L Exit Facility on the terms and conditions set forth in the 1L Exit Facility Credit Agreement, including (a) the term loans to be distributed on the Plan Effective Date on account of the Term Loan DIP Claims and the Priority Term Loan Claims and (b) the New Money 1L Exit Term Loans.

7.            “1L Exit Facility Term Sheet” means that certain term sheet with respect to the 1L Exit Facility attached to the Restructuring Support Agreement as Exhibit D.

8.            “2L Exit Facility” means that certain second lien term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 2L Exit Facility Documents.

9.            “2L Exit Facility Agent” means the agent under the 2L Exit Facility.

10.            “2L Exit Facility Credit Agreement” means that certain credit agreement governing the 2L Exit Facility, which shall be consistent in all material respects with the 2L Exit Facility Term Sheet.

11.            “2L Exit Facility Documents” means the 2L Exit Facility Credit Agreement, the 2L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 2L Exit Facility.

12.            “2L Exit Facility Loans” means the loans under the 2L Exit Facility.

13.            “2L Exit Facility Term Sheet” means that certain term sheet with respect to the 2L Exit Facility attached to the Restructuring Support Agreement as Exhibit E.

14.            “3L Exit Facility” means that certain third lien convertible term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 3L Exit Facility Documents.

15.            “3L Exit Facility Agent” means the agent under the 3L Exit Facility.

16.            “3L Exit Facility Credit Agreement” means the credit agreement governing the 3L Exit Facility, which shall be consistent in all material respects with the 3L Exit Facility Term Sheet.

17.            “3L Exit Facility Documents” means the 3L Exit Facility Credit Agreement, the 3L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 3L Exit Facility.

18.            “3L Exit Facility Loans” means the loans under the 3L Exit Facility.

19.            “3L Exit Facility Lenders” means the Holders of 3L Exit Facility Loans on the Plan Effective Date, excluding any Holders of 3L Exit Facility Loans that convert the entirety of their 3L Exit Facility Loans into 2L Exit Facility Loans on the Plan Effective Date by exercising their Conversion Rights.

20.            “3L Exit Facility Term Sheet” means that certain term sheet with respect to the 3L Exit Facility attached to the Restructuring Support Agreement as Exhibit F.

21.            “ABL Agent” means PNC Bank, National Association, or any assign or successor thereto, as administrative agent and collateral agent under the ABL Credit Agreement.

22.            “ABL Claims” means Claims arising on account of the ABL Facility.

23.            “ABL Credit Agreement” means that certain ABL Credit and Guaranty Agreement, dated as of July 18, 2018, by and among the Prepetition Borrower, the Prepetition Guarantors, the ABL Agent, and the ABL Lenders, as amended, modified, or supplemented from time to time.

24.            “ABL DIP Agent” means PNC Bank, National Association, or any assign or successor thereto, in its capacity as administrative agent under the ABL DIP Credit Agreement.

25.            “ABL DIP Claims” means any Claim arising on account of ABL DIP Loans under the ABL DIP Credit Agreement, including any and all accrued but unpaid interest, fees, costs, and expenses.

26.            “ABL DIP Credit Agreement” means the credit agreement governing the ABL DIP Facility, which is attached to the Restructuring Support Agreement and as approved by the DIP Orders.

27.            “ABL DIP Documents” means the ABL DIP Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the ABL DIP Facility.

28.            “ABL DIP Facility” means the new superpriority, asset-based, senior secured, debtor in possession revolving credit facility to be issued by the Reorganized Debtors in accordance with the ABL DIP Documents.

29.            “ABL DIP Lenders” means the lenders from time to time party to the ABL DIP Credit Agreement.

30.            “ABL DIP Loans” means the loans under the ABL DIP Facility, including the ABL Roll-Up DIP Loans.

31.            “ABL Exit Facility” means that certain new, asset-backed loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the ABL Exit Facility Documents.

32.            “ABL Exit Facility Agent” means PNC Bank, National Association, or any successor thereto, in its capacity as administrative agent under the ABL Exit Facility Credit Agreement.

33.            “ABL Exit Facility Credit Agreement” means the credit agreement governing the ABL Exit Facility, which shall be consistent in all material respects with the ABL Exit Facility Term Sheet.

34.            “ABL Exit Facility Documents” means the ABL Exit Facility Credit Agreement, the ABL Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the ABL Exit Facility.

35.            “ABL Exit Facility Lenders” means the lenders from time to time party to the ABL Exit Facility Credit Agreement.

36.            “ABL Exit Facility Loans” means the loans under the ABL Exit Facility.

37.            “ABL Exit Facility Term Sheet” has the meaning set forth in the Restructuring Support Agreement.

38.            “ABL Facility” means the asset-based loan facility arising under the ABL Credit Agreement.

39.            “ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

40.            “ABL Released Parties” means, each of, and in each case in its capacity as such: (a) the ABL Agent, (b) each ABL Lender, (c) the ABL DIP Agent, (d) each ABL DIP Lender, (e) the ABL Exit Facility Agent, (f) each ABL Exit Facility Lender, (g) any issuer of letters of credit under the ABL Credit Agreement, ABL DIP Credit Agreement, or ABL Exit Facility Credit Agreement, (h) each current and former Affiliate of each Entity in clauses (a) through (g) and the following clause (i), and (i) each Related Party of each Entity in clauses (a) through (g) and this clause (i).

41.            “ABL Releasing Parties” means, each of, and in each case solely in its capacity as such: (a) the ABL Agent, (b) the ABL Lenders, (c) the ABL DIP Agent, (d) the ABL DIP Lenders, and (e) any issuer of letters of credit under the ABL Credit Agreement or ABL DIP Credit Agreement. For the avoidance of doubt, the ABL Releasing Parties are engaged in a wide range of financial services and businesses. Accordingly, each ABL Releasing Party shall be bound under the Plan only in such ABL Releasing Party’s capacity set forth in the foregoing clauses (a) through (e). The obligations of the ABL Releasing Parties set forth in this Plan shall only apply to such ABL Releasing Party in such capacity and shall not apply to the ABL Releasing Parties in any other capacity.

42.            “ABL Roll-Up DIP Loans” means the ABL Claims rolled-up into ABL DIP Loans pursuant to the ABL DIP Documents and the DIP Orders.

43.            “Accordion” means Accordion Partners, LLC.

44.            “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

45.            “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the reference Entity was a debtor in a case under the Bankruptcy Code.

46.            “Agent/Trustee” means the DIP Agents, the Exit Agents, the Prepetition Agents, and the Convertible Notes Trustee.

47.            “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

48.            “Backstop Commitment” means, with respect to a given Backstop Party, such Backstop Party’s commitments under the DIP-to-Exit Commitment Letter, including such Backstop Party’s commitment to backstop the principal amounts of Term Loan DIP New Money Loans and New Money Exit Financing Commitments set forth opposite such Backstop Party’s name on the applicable annex to the DIP-to-Exit Commitment Letter.

49.            “Backstop Fee” means the “Backstop Fee” (as defined in the Term Loan DIP Credit Agreements) in an amount equal to 6.00 percent of the Term Loan DIP New Money Loans and New Money 1L Exit Term Loans contemplated by the Term Loan DIP Credit Agreements, payable in kind.

50.            “Backstop Parties” means, collectively, the Holders of Term Loan Claims party to the DIP-to-Exit Commitment Letter, which Holders shall backstop the full amount of the Term Loan DIP New Money Loans and the New Money Exit Financing Commitment. For the avoidance of doubt, in accordance with the terms of the DIP-to-Exit Commitment Letter, each Backstop Party is either (a) a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act, (b) a non-U.S. person as defined under Regulation S under the Securities Act, or (c) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under Regulation D promulgated under the Securities Act.

51.            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

52.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court.

53.            “Blank Rome” means Blank Rome LLP.

54.            “Bracewell” means Bracewell LLP.

55.            “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

56.            “Capital Lease” means any lease of property which a Debtor, as lessee, capitalizes on its balance sheet in accordance with generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the relevant circumstances as of the date of determination.

57.            “Capital Lease Claim” means a Claim arising on account of a Capital Lease.

58.            “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

59.            “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

60.            “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Court.

61.            “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

62.            “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained or proposed to be retained by the Debtors in the Chapter 11 Cases by Court order.

63.            “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

64.            “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

65.            “CM/ECF” means the Court’s Case Management and Electronic Case Filing system.

66.            “Confirmation” means the Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

67.            “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

68.            “Confirmation Hearing” means the hearing held by the Court on Confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

69.            “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

70.            “Consenting ABL Lenders” has the meaning set forth in the Restructuring Support Agreement.

71.            “Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

72.            “Consenting Creditors” means the Consenting ABL Lenders, the Consenting Term Lenders, and the Consenting Convertible Noteholders.

73.            “Consenting Sponsors” has the meaning set forth in the Restructuring Support Agreement.

74.            “Consenting Stakeholders” means each of the Consenting Creditors and the Consenting Sponsors.

75.            “Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

76.            “Consummation” means the occurrence of the Plan Effective Date.

77.            “Conversion Amount” means, with respect to a given Conversion Right, the amount of Rollover Term Loan Claims held by the applicable Holder on the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other Claims in respect thereof through the Plan Effective Date).

78.            “Conversion Right” means the right of each Holder of Rollover Term Loan Claims that subscribes and funds (or whose designee subscribes and funds) an amount of Term Loan DIP New Money Loans greater than or equal to such Holder’s pro rata allocation of the Term Loan DIP New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such Holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date, to convert an amount of 3L Exit Facility Loans distributed to such Holder (or its designee) on the Plan Effective Date (in accordance with Article III.B.4(c)) equal to such Holder’s Conversion Amount (or, if the amount of 3L Exit Facility Loans distributed to such Holder (or its designee) on the Plan Effective Date in accordance with Article III.B.4(c) is less than the Conversion Amount, such lesser amount) into an equivalent principal amount of 2L Exit Facility Loans on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents.

79.            “Convertible Notes” means the senior unsecured convertible notes due 2027 issued pursuant to the Convertible Notes Indenture.

80.            “Convertible Notes Claims” means Claims, other than on account of Convertible Notes Trustee Fees and Expenses, arising on account of principal, accrued interest, and any other amounts under the Convertible Notes Indenture.

81.            “Convertible Notes Indenture” means that certain indenture, dated as of February 14, 2022, by and among QualTek Services Inc., the guarantors party thereto, and the Convertible Notes Trustee, as amended, restated, amended and restated, waived, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

82.            “Convertible Notes Trustee” means Wilmington Trust, National Association, or any successor thereto, as trustee under the Convertible Notes Indenture.

83.            “Convertible Notes Trustee Charging Lien” means any Lien or other priority of payment to which the Convertible Notes Trustee is entitled under the Convertible Notes Indenture or any other ancillary documents, instruments, or agreements executed in connection therewith or pursuant thereto, against distributions to be made to Holders of Convertible Note Claims, for payment of any Convertible Notes Trustee Fees and Expenses.

84.            “Convertible Notes Trustee Fees and Expenses” means the reasonable and documented fees, expenses, disbursements, and indemnity Claims of the Convertible Notes Trustee (in any of its capacities), including, without limitation, attorneys’ fees and expenses, arising under or in connection with the Convertible Notes Indenture, any other ancillary documents, instruments, or agreements executed in connection therewith or pursuant thereto, and/or the Restructuring Transactions, whether incurred before or after the Petition Date or before the Plan Effective Date.

85.            “Court” means the United States Court for the Southern District of Texas.

86.            “Covered Claim” means any Claim or Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facilities, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facilities, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facilities, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facilities, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the DIP Documents, the DIP Orders, the solicitation of votes on the Plan, the prepetition negotiation and settlement of claims, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place prior to the Plan Effective Date.

87.            “Covered Party” means with respect to the Debtors, each Related Party of each Debtor, including, for the avoidance of doubt, each such Entity’s financial advisors, partners, attorneys, accountants, investment bankers, consultants, and other professionals, each in their capacity as such.

88.            “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

89.            “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

90.            “Davis Polk” means Davis Polk & Wardwell LLP.

91.            “De-SPAC Transaction” means the transactions contemplated by and related to that certain Business Combination Agreement, dated as of June 16, 2021, by and among QualTek Services Inc. (f/k/a Roth CH Acquisition III Co.), Roth CH III Blocker Merger Sub, LLC, BCP QualTek Investors, LLC, Roth CH III Merger Sub, LLC, QualTek HoldCo, LLC (f/k/a BCP QualTek HoldCo, LLC), and BCP QualTek, LLC, solely in its capacity as representative of the Blocker Owners and the Company Unitholders (each as defined therein).

92.            “Debtor Release” means the release set forth in Article VIII.C of this Plan.

93.            “Debtors” means, collectively, each of the following: QualTek Services Inc.; AdvanTek Electrical Construction, LLC; Concurrent Group LLC; NX Utilities ULC; QualSat, LLC; QualTek Buyer, LLC; QualTek Fulfillment LLC; QualTek HoldCo, LLC; QualTek LLC; QualTek Management, LLC; QualTek MidCo, LLC; QualTek Recovery Logistics LLC; QualTek Renewables LLC; QualTek Wireless LLC; QualTek Wireline LLC; Site Safe, LLC; The Covalent Group LLC; and Urban Cable Technology LLC.

94.            “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including the following: (a) the Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documents” as defined therein and not explicitly so defined herein; (b) the Confirmation Order; (c) the DIP Orders, (d) the DIP Documents; (e) the Disclosure Statement; (f) the Disclosure Statement Order; (g) the First Day Pleadings and all orders sought pursuant thereto; (h) the Plan Supplement; (i) the New Organizational Documents; (j) any and all documentation required to implement, issue, and distribute the New Equity Interests; (k) the Exit Facility Documents; (l) the Warrant Agreement; and (m) such other agreements and documentation desired or necessary to consummate and document the transactions contemplated by this Plan and the Restructuring Support Agreement (and, with respect to each of the foregoing clauses (a) through (m), subject to the consent, approval, and consultation rights set forth therein).

95.            “DIP Agents” means the ABL DIP Agent and the Term Loan DIP Agent.

96.            “DIP Credit Agreements” means the Term Loan DIP Credit Agreement and the ABL DIP Credit Agreement.

97.            “DIP Documents” means the ABL DIP Documents and the Term Loan DIP Documents.

98.            “DIP Facilities” means the ABL DIP Facility and the Term Loan DIP Facility.

99.            “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

100.            “DIP-to-Exit Allocation Process” means the allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments to be consummated by the Debtors following entry of the Interim DIP Order in accordance with the Solicitation Materials and the Term Loan DIP Documents.

101.            “DIP-to-Exit Commitment Letter” means the commitment letter agreement entered into between the Debtors and the Backstop Parties.

102.            “DIP-to-Exit Commitment Premium” means 50 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP, payable on a pro rata basis to the Term Loan DIP Lenders (or their designees) based on their respective holdings of Term Loan DIP New Money Loans in consideration of their provision of the Term Loan DIP New Money Loans and the New Money Exit Financing Commitments.

103.            “DIP-to-Exit Eligible Offeree Claims” means, collectively, the Rollover Term Loan Claims and the Tranche B Term Loan Claims held by DIP-to-Exit Eligible Offerees.

104.            “DIP-to-Exit Eligible Offerees” means, collectively, the Holders of Rollover Term Loan Claims and Tranche B Term Loan Claims.

105.            “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan, which Entity may include the Claims and Noticing Agent.

106.            “Disclosure Statement” means the Disclosure Statement Relating to the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, filed contemporaneously herewith as the same may be supplemented, amended, or modified from time to time.

107.            “Disclosure Statement Order” means a Final Order of the Court approving the Disclosure Statement.

108.            “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Court.

109.            “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors, the Required Consenting ABL Lenders, the Required Consenting Term Lenders, and the Required Consenting Convertible Noteholders.

110.            “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.O of the Plan.

111.            “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

112.            “Equity Interest” means any Equity Security, or any other equity or ownership interest (including any such interest in a partnership, limited liability company, or other Entity), in any Debtor.

113.            “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in a Debtor.

114.            “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

115.            “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

116.            “Excluded ABL Obligations” means, collectively, (a) all indebtedness, obligations, and liabilities of any Released Party (i) related to any Cash Management Services provided to the Debtors or their Affiliates (as defined in the ABL Credit Agreement and the ABL DIP Credit Agreement) or (ii) to the provider of any Cash Management Services, including, without limitation, any Cash Management Services Provider (as defined in the ABL Credit Agreement and the ABL DIP Credit Agreement), in the case of each of clause (i) and (ii) solely in its capacity as a provider of such Cash Management Services; (b) all indebtedness, obligations, and liabilities of any Released Party in respect of any letter of credit issued by any ABL Releasing Party pursuant to the ABL Credit Agreement or the ABL DIP Credit Agreement that remains outstanding after the Plan Effective Date; (c) all indebtedness, obligations, and liabilities of any Released Party in respect any credit cards or debit cards issued by any ABL Releasing Party that remains outstanding and in use by any Released Party after the Plan Effective Date; (d) all indebtedness, obligations (including indemnities), and liabilities of any Released Party that survive payment in full of the Revolving Loans (as defined in each of the ABL Credit Agreement and ABL DIP Credit Agreement) under the ABL Credit Agreement and ABL DIP Credit Agreement and as provided under and in accordance with the payoff statement referenced in Article II.B of this Plan; and (e) all indebtedness, obligations, liabilities, and other amounts (other than the Revolving Loans (as defined in each of the ABL Credit Agreement and the ABL DIP Credit Agreement)) that have not been paid or satisfied on or prior to the Plan Effective Date in respect of any other financial services, treasury management or similar services, or other financial accommodations provided by or on behalf of any ABL Releasing Party or any of their respective affiliates or other business groups to any Released Party prior to the Plan Effective Date or that may arise in respect of any such services that any ABL Releasing Party or any of their respective Affiliates may provide on or after the Plan Effective Date; and (f) any obligation, duty, or responsibility as set forth in Article XII.N of this Plan.

117.            “Exculpated Claim” means a claim subject to Article VIII.E hereof.

118.            “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; and (b) any official committees appointed in the Chapter 11 Cases and each of their respective members.

119.            “Executory Contracts” means contracts to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

120.            “Exit Agents” means 1L Exit Facility Agent, the 2L Exit Facility Agent, the 3L Exit Facility Agent, the ABL Exit Facility Agent, and their successors, assigns, or any replacement agent appointed pursuant to the terms of the Exit Facility Credit Agreements.

121.            “Exit Facilities” means the 1L Exit Facility, the 2L Exit Facility, the 3L Exit Facility, and the ABL Exit Facility.

122.            “Exit Facility Credit Agreements” means the 1L Exit Facility Credit Agreement, the 2L Exit Facility Credit Agreement, the 3L Exit Facility Credit Agreement, and the ABL Exit Facility Credit Agreement.

123.            “Exit Facility Documents” means the Exit Facility Credit Agreements, the Exit Facility Term Sheets, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the Exit Facilities.

124.            “Exit Facility Loans” means the ABL Exit Facility Loans, 1L Exit Facility Loans, 2L Exit Facility Loans, and 3L Exit Facility Loans.

125.            “Exit Facility Term Sheets” means 1L Exit Facility Term Sheet, the 2L Exit Facility Term Sheet, the 3L Exit Facility Term Sheet, and the ABL Exit Facility Term Sheet.

126.            “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

127.            “File” means file, filed, or filing with the Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

128.            “Final DIP Order” means the order of the Court approving the Debtors’ incurrence of the ABL DIP Facility and the Term Loan DIP Facility on a final basis.

129.            “Final Order” means, as applicable, an order or judgment of the Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

130.            “First Day Pleadings” means the motions, petitions, pleadings, draft orders and other documents that the Debtors file with the Court on the Petition Date.

131.            “Fortress” means certain funds and/or accounts managed or advised by Fortress Credit Advisors LLC or its affiliates.

132.            “Fortress Non-Released Party” means Brightstar Capital Partners or any of its current or former Affiliates or Related Parties (other than the Debtors), in each case in their capacity as such, any current or former Affiliate of a Consenting Sponsor in its capacity as such, any Related Party of any Consenting Sponsor in its capacity as such, or any Person that is a current or former director, officer, or Affiliate of any Debtor (other than the Debtors’ current management), in each case in their capacity as such (other than the members of the Special Committee).

133.            “FTI” means FTI Consulting, Inc.

134.            “General Unsecured Claim” means any Claim that is not (a) an Administrative Claim, (b) a Professional Fee Claim, (c) a Secured Tax Claim, (d) an Other Secured Claim, (e) a Priority Tax Claim, (f) an Other Priority Claim, (g) a Rollover Term Loan Claim, (h) a Priority Term Loan Claim, (i) a Tranche B Term Loan Claim, (j) a Convertible Notes Claim, (k) an Intercompany Claim, (l) an ABL DIP Claim, (m) an ABL Claim, (n) a Term Loan DIP Claim, or (o) a TRA Claim. “General Unsecured Claim” includes any Claim for Convertible Notes Trustee Fees and Expenses in excess of the amount required to be paid under Article IX.A.11, which such Claim shall be deemed an Allowed General Unsecured Claim in full.

135.            “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, including the Special Committee, as applicable.

136.            “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

137.            “Haynes and Boone” means Haynes and Boone, LLP.

138.            “Holder” means an Entity holding a Claim or Interest.

139.            “Houlihan” means Houlihan Lokey, Inc.

140.            “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

141.            “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

142.            “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

143.            “Intercreditor Agreement” means the intercreditor agreement among the ABL Exit Facility Agent, the 1L Exit Facility Agent, the 2L Exit Facility Agent, and the 3L Exit Facility Agent, which shall be in a form and substance acceptable to each party thereto.

144.            “Interest” means, collectively, (a) any Equity Interest (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and (c) any and all Claims that are otherwise determined by the Court to be an Equity Interest, including any Claim or debt that is recharacterized as an Equity Interest or subject to subordination as an equity interest pursuant to section 510(b) of the Bankruptcy Code.

145.            “Interim DIP Order” means the order of the Court approving the Debtors’ incurrence of the ABL DIP Facility and the Term Loan DIP Facility on an interim basis.

146.            “Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of February 14, 2022 by and among Roth CH Acquisition III Co., BCP QualTek, LLC, and the other parties thereto.

147.            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

148.            “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Court).

149.            “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

150.            “MIP” means the new management incentive plan that shall be determined by the New Board and disclosed in the Plan Supplement and in any event shall allocate no more than 10 percent of the New Equity Interests unless otherwise consented to by the Required Consenting Convertible Noteholders and the Required Consenting Term Lenders.

151.            “New Board” means the board of directors or the board of managers of Reorganized QualTek.

152.            “New Equity Interests” means the new common stock or membership units, as the case may be, of Reorganized QualTek issued on the Plan Effective Date.

153.            “New Money 1L Exit Term Loans” means $25 million in principal amount of new money 1L Exit Facility Loans.

154.            “New Money Exit Financing Commitments” means the commitments of the Term Loan DIP Lenders to lend the New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents.

155.            “New Organizational Documents” means the documents providing for corporate governance of Reorganized QualTek and the other Reorganized Debtors, including charters, bylaws, the Registration Rights Agreement, operating agreements, or other organizational or governance documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Restructuring Support Agreement (and subject to the consent, approval, and consultation rights set forth therein).

156.            “Non-Participating Rollover Lender” means any Holder of a Rollover Term Loan that is not a Participating Rollover Lender.

157.            “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

158.            “Other Secured Claim” means any prepetition Secured Claim or Capital Lease Claim against the Debtors other than an ABL DIP Claim, a Term Loan DIP Claim, an ABL Claim, or a Term Loan Claim.

159.            “Participating Rollover Lender” means any Holder of a Rollover Term Loan who subscribes and funds (or whose designee subscribes and funds) an amount of Term Loan DIP New Money Loans greater than or equal to such Holder’s pro rata allocation of the Term Loan DIP New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such Holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date.

160.            “Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

161.            “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

162.            “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

163.            “Plan” means this Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference.

164.            “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

165.            “Plan Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Plan Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter.

166.            “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than seven (7) days before the Confirmation Hearing or such later date as may be approved by the Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) the identity and members of the New Board and any executive management for the Reorganized Debtors; (c) the Schedule of Retained Causes of Action; (d) the Exit Facility Documents; (e) the Restructuring Transactions Memorandum; (f) the Rejected Executory Contract and Unexpired Lease Schedule, if any; (g) the Warrant Agreement; and (h) any additional documents Filed with the Court prior to the Plan Effective Date as amendments to the Plan Supplement.

167.            “Porter Hedges” means Porter Hedges LLP.

168.            “Prepetition Agents” means the ABL Agent and the Term Loan Agent, including any successors thereto.

169.            “Prepetition Borrower” means QualTek LLC (f/k/a QualTek USA, LLC) (as successor by merger to BCP QualTek Merger Sub, LLC).

170.            “Prepetition Credit Agreements” means the ABL Credit Agreement and the Term Loan Credit Agreement.

171.            “Prepetition Guarantors” means QualTek Buyer, LLC (f/k/a BCP QualTek Buyer, LLC) and certain subsidiaries of QualTek LLC (f/k/a QualTek USA, LLC) party to the ABL Credit Agreement and the Term Loan Credit Agreement as guarantors.

172.            “Prepetition Term Loan Claims” means Claims on account of the Prepetition Term Loans.

173.            “Prepetition Term Loans” means the Priority Term Loans, Rollover Term Loans, and Tranche B Term Loans.

174.            “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

175.            “Priority Term Loan Claims” means Claims on account of the Priority Term Loans.

176.            “Priority Term Loans” has the meaning ascribed to the term “Amendment No. 3 Term Loans” in the Term Loan Credit Agreement.

177.            “Pro Rata” means the ratio that the principal amount of a Holder’s DIP-to-Exit Eligible Offeree Claims outstanding as of the Petition Date bears to the principal amount of all DIP-to-Exit Eligible Offeree Claims outstanding as of the Petition Date.

178.            “Professional” means an Entity: (a) employed pursuant to a Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Court pursuant to section 503(b)(4) of the Bankruptcy Code.

179.            “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

180.            “Professional Fee Claim” means a Claim by a professional seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

181.            “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Plan Effective Date in an amount equal to the Professional Fee Amount.

182.            “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

183.            “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, the substantially final form of which is attached to the Plan Supplement as Exhibit A(ii).

184.            “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

185.            “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

186.            “Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any Governing Body, equity Holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

187.            “Released Party” means in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Term Lender; (d) each Consenting Convertible Noteholder; (e) each Consenting Sponsor; (f) each Agent/Trustee (other than the ABL Agent, ABL DIP Agent, and ABL Exit Facility Agent); (g) each of the Term Loan DIP Lenders; (h) each current and former Affiliate of each Entity in clause (a) and (b); (i) each Related Party of each Entity in clause (a) and (b); (j) each current and former Affiliate of each Entity in clause (c) through (h) and the following clause (k); (k) each Related Party of each Entity in clause (c) through (h) and this clause (k); provided that in each case, an Entity shall not be a Released Party if it:  (x) elects to opt out of the releases contained in Article VIII.D of the Plan; (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not settled, withdrawn, or overruled before Confirmation, or (z) for the avoidance of doubt, is an ABL Released Party.

188.            “Releasing Party” means in each case in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) each of the Term Loan DIP Lenders; (d) each Agent/Trustee (other than the ABL Agent, ABL DIP Agent, and ABL Exit Facility Agent); (e) each Consenting Term Lender; (f) each Consenting Convertible Noteholder; (g) each Consenting Sponsor; (h) all Holders of Claims that vote to accept the Plan; (i) all Holders of Claims that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (j) all Holders of Claims that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (l) each current and former Affiliate of each Entity in clause (a) through (k); and (m) each Related Party of each Entity in clause (a) through (l) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that in each case, an Entity shall not be a Releasing Party if it:  (x) elects to opt out of the releases contained in Article VIII.D of the Plan; (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not settled, withdrawn, or overruled before Confirmation, or (z) for the avoidance of doubt, is an ABL Releasing Party; provided further that, notwithstanding anything to the contrary in this Plan, Fortress shall not be a Releasing Party with respect to any Claims or Causes of Action against any Fortress Non-Released Party.

189.            “Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date. For purposes of this Agreement, Reorganized QualTek shall be deemed to be a Reorganized Debtor.

190.            “Reorganized QualTek” means QualTek Services Inc. or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date. For the avoidance of doubt, following the consummation of the steps contemplated in the Restructuring Transactions Memorandum, NewCo (as defined in the Restructuring Transactions Memorandum) shall be Reorganized QualTek.

191.            “Required Consenting ABL Lenders” has the meaning set forth in the Restructuring Support Agreement.

192.            “Required Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

193.            “Required Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

194.            “Restructuring Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors of: (i) the Consenting ABL Lenders, which shall include the fees and expenses of (a) Blank Rome, as co-counsel, (b) Bracewell, as co-counsel, and (c) FTI, as financial advisor; (ii) the Consenting Term Lenders, which shall include the fees and expenses of (a) Paul, Weiss, as counsel, (b) Houlihan, as investment bank, and (c) Accordion, as financial advisor; and (d) Porter Hedges, as local counsel; and (iii) Fortress, which shall include the fees and expenses of (a) Davis Polk, as co-counsel, (b) Solomon, as financial advisor, and (c) Haynes and Boone, as co-counsel.

195.            “Restructuring Support Agreement” means that certain Restructuring Support Agreement, made and entered into as of May 24, 2023, including all exhibits thereto, by and among the Debtors and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

196.            “Restructuring Term Sheet” has the meaning ascribed to it in the Restructuring Support Agreement.

197.            “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

198.            “Restructuring Transactions Memorandum” means that certain memorandum as may be amended, supplemented, or otherwise modified from time to time, describing the steps to be carried out to effectuate the Restructuring Transactions, the form of which shall be included in the Plan Supplement and remain subject to modification until the Plan Effective Date.

199.            “Rollover Term Loan Claims” means Claims on account of the Rollover Term Loans.

200.            “Rollover Term Loans” has the meaning ascribed to the term “Amendment No. 3 Rollover Loans” in the Term Loan Credit Agreement.

201.            “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time with the consent (such consent not to be unreasonably withheld) of the Required Consenting Term Lenders, the Required Consenting Convertible Noteholders, and the Debtors.

202.            “Section 510(b) Claim” means Claims against any Debtor arising under section 510(b) of the Bankruptcy Code.

203.            “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

204.            “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

205.            “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

206.            “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

207.            “Significant Holder” means a Person or entity that, directly or indirectly, by itself or together with one or more affiliated or commonly controlled, managed, advised, or sub-advised, accounts, investment vehicles, or other entities, holds at least five percent (5.00 percent) of the New Equity Interests.

208.            “Solicitation Materials” has the meanings set forth in the Disclosure Statement.

209.            “Solomon” means Solomon Partners Securities, LLC.

210.            “Special Committee” means collectively, the special committee of the board of directors of TopCo.

211.            “Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of February 14, 2022, by and among TopCo and QualTek Holdco, LLC, BCP QualTek, LLC, the TRA Holder Representative, and the TRA Holders (each as defined therein) from time to time party thereto.

212.            “Term Loan Agent” means Citibank, N.A., along with any predecessor or successor thereto, as administrative agent and collateral agent under the Term Loan Credit Agreement.

213.            “Term Loan Claims” means Claims on account of the Term Loan Facilities.

214.            “Term Loan Credit Agreement” means that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, by and among the Prepetition Borrower, the Prepetition Guarantors, the Term Loan Agent, and the Term Loan Lenders, as amended, modified, or supplemented from time to time.

215.            “Term Loan DIP Agent” means UMB Bank, N.A., it is capacity as administrative agent under the Term Loan DIP Credit Agreement.

216.            “Term Loan DIP Claims” means Claims on account of the Term Loan DIP Facility.

217.            “Term Loan DIP Credit Agreement” means a debtor-in-possession credit agreement to be executed by and among certain of the Debtors, the Term Loan DIP Agent, and the Consenting Term Lenders that are lenders party thereto, consistent with the terms and conditions of the Restructuring Support Agreement and as approved by the DIP Orders.

218.            “Term Loan DIP Documents” means the Term Loan DIP Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the Term Loan DIP Facility.

219.            “Term Loan DIP Exit Fee” means Cash in an amount equal to 2.00 percent of the principal amount of all Term Loan DIP New Money Loans, to be paid to the Term Loan DIP Lenders on a pro rata basis on the Plan Effective Date.

220.            “Term Loan DIP Facility” means the new, superpriority, senior secured delayed draw term loan debtor-in-possession financing facility to be issued by the Reorganized Debtors in accordance with the Term Loan DIP Documents comprising up to $40 million in principal amount of Term Loan DIP New Money Loans plus up to approximately $66.9 million in principal amount of Priority Term Loans rolled into the Term Loan DIP Facility pursuant to the DIP Orders.

221.            “Term Loan DIP Lenders” means the lenders under the Term Loan DIP Facility.

222.            “Term Loan DIP Loans” means the Term Loan DIP New Money Loans and the Term Loan Roll-Up DIP Loans.

223.            “Term Loan DIP New Money Loans” means the new money term loans to be provided under the Term Loan DIP Facility.

224.            “Term Loan Facilities” means the term loan facilities arising under the Term Loan Credit Agreement.

225.            “Term Loan Lenders” means the lenders from time to time party to the Term Loan Credit Agreement.

226.            “Term Loan Roll-Up DIP Loans” means the Priority Term Loans, including all principal amounts outstanding, interest, fees, expenses costs, and other charges, that, pursuant to the Interim DIP Order or Final DIP Order, as applicable, and in accordance with the terms and conditions of the Term Loan DIP Documents, are rolled up and deemed to be issued under the Term Loan DIP Facility.

227.            “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

228.            “TopCo” means QualTek Services Inc.

229.            “TRA Claim” means Claims arising on account of the Tax Receivable Agreement, including any Claims arising on account of the rejection or termination of the Tax Receivable Agreement or acceleration of obligations under the Tax Receivable Agreement.

230.            “Tranche B Term Loan Claims” means Claims arising on account of Tranche B Term Loans.

231.            “Tranche B Term Loans” has the meaning set forth in the Term Loan Credit Agreement.

232.            “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

233.            “Unexpired Leases” means leases to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

234.            “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

235.            “Warrant Agreement” means that certain warrant agreement, form of warrant, and any related ancillary documents, to be effective on the Plan Effective Date, governing the Warrants to be issued by the Reorganized Debtors, the form of which shall be included in the Plan Supplement. The Warrant Agreement shall provide that the Warrants shall have customary anti-dilution protections (including, without limitation, against equity splits, equity dividends, combinations, and similar events) and shall otherwise be in form and substance consistent with the terms and conditions hereof and of the Restructuring Support Agreement.

236.            “Warrants” means warrants to purchase 7.5 percent of the New Equity Interests, exercisable at any time prior to the date that is five (5) years after the Plan Effective Date, with an aggregate equity strike price equal to an implied share price calculated using an enterprise value of $550,000,000 as of the Plan Effective Date, in accordance with the terms and conditions hereof and of the Restructuring Support Agreement (and having such additional terms as are set forth in the section of the Restructuring Term Sheet titled “New Warrants”).

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents (as defined in the Restructuring Support Agreement) or any amendments thereto; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include,” “including,” and variations thereof shall not be deemed to be terms of limitation and shall be deemed to be followed by the words “without limitation”; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Court or any other Entity; and (16) unless otherwise specified, any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, the Confirmation Order, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, and all other Definitive Documents (as defined in the Restructuring Support Agreement) shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Article II.
ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, and RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, ABL DIP Claims, Term Loan DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Plan Effective Date, on the Plan Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Plan Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.

B.	ABL DIP Claims.

On the Plan Effective Date, the ABL DIP Facility shall be refinanced by the ABL Exit Facility to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, and, in full and final satisfaction of the Allowed ABL DIP Claims, the ABL DIP Loans giving rise to such Claims shall, to the extent availability exists under the ABL Exit Facility, be refinanced by means of a cashless settlement, in each case in accordance with the terms of the ABL DIP Documents and the ABL Exit Facility Documents. Subject to the ABL DIP Documents, (i) the full principal amount of the ABL DIP Loan shall be on a one-to-one basis automatically converted to and deemed to be an ABL Exit Facility Loan to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, (ii) the letters of credit issued and outstanding under the ABL DIP Credit Agreement shall be converted to letters of credit deemed to be issued and outstanding under the ABL Exit Facility Documents, (iii) all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Plan Effective Date, whether or not cash collateralized in accordance with the ABL DIP Documents, shall survive the Plan Effective Date pursuant to the ABL DIP Credit Agreement and the DIP Orders and shall be deemed contingent obligations under the ABL Exit Facility on the same terms that existed with respect to such obligations prior to the Plan Effective Date, and (iv) all collateral that secures the Obligations (each as defined in the ABL DIP Credit Agreement) under the ABL DIP Credit Agreement shall be reaffirmed, ratified, and shall automatically secure all Obligations (as defined in the ABL Exit Facility Documents) under the ABL Exit Facility Documents, subject to the priorities of liens set forth in the Exit Facility Documents. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to ABL DIP Agent and the Debtors.

C.	Term Loan DIP Claims.

On the Plan Effective Date, except to the extent that a Holder of an Allowed Term Loan DIP Claim agrees to less favorable treatment, and in each case in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Term Loan DIP Claim (i) the Term Loan DIP Loan giving rise to such Claim shall be refinanced by means of a cashless settlement whereby such Term Loan DIP Loan shall be converted on a dollar-for-dollar basis into a 1L Exit Facility Loan in accordance with the Term Loan DIP Documents and the 1L Exit Facility Documents; (ii) all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Plan Effective Date, whether or not cash collateralized in accordance with the Term Loan DIP Documents, shall survive the Plan Effective Date pursuant to the Term Loan DIP Credit Agreement and the DIP Orders and shall be deemed contingent obligations under the 1L Exit Facility on the same terms that existed with respect to such obligations prior to the Plan Effective Date; (iii) all collateral that secures the Obligations (each as defined in the Term Loan DIP Credit Agreement) under the Term Loan DIP Credit Agreement shall be reaffirmed, ratified, and shall automatically secure all Obligations (as defined in the 1L Exit Facility Documents) under the 1L Exit Facility Documents, subject to the priorities of liens set forth in the Exit Facility Documents; (iv) the Backstop Fee will be paid in kind on a dollar-for-dollar basis through the distribution of 1L Exit Facility Loans to the Backstop Parties in accordance with the terms of the DIP-to-Exit Commitment Letter; (v) the DIP-to-Exit Commitment Premium will be paid through the distribution of 50 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP, to the Term Loan DIP Lenders (or their designees) on a pro rata basis in accordance with the terms of the Term Loan DIP Documents; (vi) the Term Loan DIP Exit Fee will be paid in Cash to the Term Loan DIP Lenders on a pro rata basis in accordance with the terms of the Term Loan DIP Documents; and (vii) any exercise of the Conversion Rights shall be given effect in accordance with the terms of the Term Loan DIP Documents and this Plan.

Approximately $107.4 million in principal amount of Allowed Term Loan DIP Claims, plus accrued and unpaid interest on such principal amounts and other amounts due and owing pursuant to the Term Loan DIP Credit Agreement through and including the Plan Effective Date, is estimated to be outstanding as of the Plan Effective Date.

D.	Professional Fee Claims.

1.            Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Plan Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Plan Effective Date.

2.            Professional Fee Escrow Account.

On the Plan Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.

3.            Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Plan Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Plan Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.            Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

E.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

F.	Payment of Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, shall be paid in full in Cash on the Plan Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval.

The Convertible Notes Trustee Fees and Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, shall be paid in full in Cash on the Plan Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement and this Plan, without any requirement for the Convertible Notes Trustee to file any Proof of Claim, request for payment of Administrative Claim, fee application, or any other pleading or document in these Chapter 11 Cases, without the need for itemized time detail, without reduction to recoveries to Holders of Convertible Notes Claims, and without any requirement for Court review or approval.

If the Debtors dispute any requested Convertible Notes Trustee Fees and Expenses, the Debtors shall (i) pay the undisputed portion of the Convertible Notes Trustee Fees and Expenses and (ii) notify the Convertible Notes Trustee of such dispute within two (2) Business Days after presentment of summary invoices by the Convertible Notes Trustee. Upon such notification, the Convertible Notes Trustee may assert its Convertible Notes Trustee Charging Lien to pay the disputed portion of its Convertible Notes Trustee Fees and Expenses or submit such dispute for resolution by the Court; provided, however, that the Court’s review shall be limited to a determination under the reasonableness standard in accordance with the Convertible Notes Indenture. Nothing herein shall in any way affect or diminish the right of the Convertible Notes Trustee to exercise its Convertible Notes Trustee Charging Lien against distributions on account of the Convertible Notes Claims with respect to any unpaid Convertible Notes Trustee Fees and Expenses.

All (i) Restructuring Expenses and (ii) Convertible Notes Trustee Fees and Expenses to be paid on the Plan Effective Date shall be estimated prior to and as of the Plan Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Plan Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses or Convertible Notes Trustee Fees and Expenses. On or as soon as reasonably practicable after the Plan Effective Date, final invoices for all Restructuring Expenses and the fees and expenses of the Convertible Notes Trustee incurred prior to and as of the Plan Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre-Plan Effective Date Restructuring Expenses. Any Restructuring Expenses that constitute obligations of the Debtors pursuant to the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement shall be entitled to all rights and protections afforded to any other obligations arising under the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement, as applicable.

Article III.
CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Plan Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3A	Priority Term Loan Claims	Impaired	Entitled to Vote
Class 3B	Rollover Term Loan Claims	Impaired	Entitled to Vote
Class 3C	Tranche B Term Loan Claims	Impaired	Entitled to Vote
Class 4	Convertible Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	TRA Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 8	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 9	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 10	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Plan Effective Date or as soon as reasonably practicable thereafter.

1.            Class 1 – Other Secured Claims.

(a)	Classification: Class 1 consists of all Other Secured Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor (subject to the reasonable consent of the Required Consenting Term Lenders), and subject to any applicable intercreditor agreement:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code; or

(iv)	such other recovery rendering its Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.            Class 2 – Other Priority Claims.

(a)	Classification: Class 2 consists of all Other Priority Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor:

(i)	Cash in an amount equal to such Allowed Other Priority Claim; or

(ii)	such other treatment as agreed to by such Holder of an Other Priority Claim and the Debtors.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.            Class 3A – Priority Term Loan Claims.

(a)	Classification: Class 3A consists of all Priority Term Loan Claims, if any.

(b)	Allowance: On the Plan Effective Date, the Priority Term Loan Claims shall be Allowed in the aggregate principal amount of $65,000,000, plus accrued and unpaid interest on such principal amount through the Plan Effective Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date, less the amount rolled up pursuant to the Term Loan Roll-Up DIP Loans.

(c)	Treatment: On the Plan Effective Date, the Priority Term Loan giving rise to each Allowed Priority Term Loan Claim, if any, shall be converted on a dollar-for-dollar basis into a 1L Exit Facility Loan.

(d)	Voting: Class 3A is Impaired under the Plan; Holders of Allowed Priority Term Loan Claims in Class 3A are entitled to vote to accept or reject the Plan.

4.            Class 3B – Rollover Term Loan Claims.

(a)	Classification: Class 3B consists of all Rollover Term Loan Claims.

(b)	Allowance: On the Plan Effective Date, the Rollover Term Loan Claims shall be Allowed in the aggregate principal amount of $100,705,248.99, plus accrued and unpaid interest on such principal amount through the Plan Effective Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of an Allowed Rollover Term Loan Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the 3L Exit Facility Loans.

(d)	Voting: Class 3B is Impaired under the Plan; Holders of Allowed Rollover Term Loan Claims in Class 3B are entitled to vote to accept or reject the Plan.

5.            Class 3C – Tranche B Term Loan Claims.

(a)	Classification: Class 3C consists of all Tranche B Term Loan Claims.

(b)	Allowance: On the Plan Effective Date, the Tranche B Term Loan Claims shall be Allowed in the aggregate principal amount of $240,175,291.26, plus accrued and unpaid interest on such principal amount through the Plan Effective Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of Allowed Tranche B Term Loan Claims shall receive, in full and final satisfaction of such Claims, its pro rata share of 40 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP.

(d)	Voting: Class 3C is Impaired under the Plan; Holders of Allowed Tranche B Term Loan Claims in Class 3C are entitled to vote to accept or reject the Plan.

6.            Class 4 – Convertible Notes Claims.

(a)	Classification: Class 4 consists of all Convertible Notes Claims.

(b)	Allowance: On the Plan Effective Date, the Convertible Notes Claims shall be Allowed in the aggregate principal amount of not less than approximately $124,685,000, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts (for the avoidance of doubt, other than Convertible Notes Trustee Fees and Expenses) due and owing pursuant to the Convertible Notes Indenture through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of a Convertible Notes Claim shall receive, in full and final satisfaction of such Claims, (i) its pro rata share of 10 percent of New Equity Interests, subject to dilution by the Warrants and the MIP, and (ii) its pro rata share of the Warrants.

(d)	Voting: Class 4 is Impaired under the Plan; Holders of Convertible Notes Claims in Class 4 are entitled to vote to accept or reject the Plan.

7.            Class 5 – General Unsecured Claims.

(a)	Classification: Class 5 consists of all Allowed General Unsecured Claims.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim shall receive either:

(i)	Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; or

(ii)	payment in full in Cash on (a) the Plan Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims in Class 5 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.            Class 6 – TRA Claims.

(a)	Classification: Class 6 consists of all Allowed TRA Claims.

(b)	Treatment: Allowed TRA Claims shall be cancelled without any distribution, and such Holders of TRA Claims will receive no recovery.

(c)	Voting: Class 6 is Impaired under the Plan. Holders of TRA Claims in Class 6 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.            Class 7 – 510(b) Claims.

(a)	Classification: Class 7 consists of all Allowed 510(b) Claims, if any.

(b)	Treatment: Allowed 510(b) Claims, if any, shall be cancelled and released without any distribution on account of such 510(b) Claims.

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Allowed 510(b) Claims in Class 7 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.            Class 8 – Intercompany Claims.

(a)	Classification: Class 8 consists of all Intercompany Claims.

(b)	Treatment: Allowed Intercompany Claims shall be, at the option of the applicable Debtor, with the reasonable consent of the Required Consenting Term Lenders and, to the extent any such Intercompany Claim constitutes ABL Priority Collateral (as defined in the Intercreditor Agreement(as defined in the DIP Orders)), Required Consenting ABL Lenders, either:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	otherwise set off, settled, distributed, contributed, cancelled, or released, in each case, in accordance with the Restructuring Transactions Memorandum.

(c)	Voting: Class 8 is Unimpaired if the Allowed Intercompany Claims in Class 8 are Reinstated or Impaired if the Allowed Intercompany Claims in Class 8 are converted to equity or otherwise set off, settled, distributed, contributed, cancelled or released. Holders of Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

11.            Class 9 – Intercompany Interests.

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the applicable Debtor, with the consent of the Required Consenting Term Lenders either:

(i)	Reinstated; or

(ii)	set off, settled, addressed, distributed, contributed, merged, cancelled, or released, in each case, in accordance with the Restructuring Transactions Memorandum.

(c)	Voting: Class 9 is Unimpaired if the Intercompany Interests in Class 9 are Reinstated or Impaired if the Intercompany Interests in Class 9 are cancelled. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

12.            Class 10 – Equity Interests.

(a)	Classification: Class 10 consists of all Equity Interests in QualTek Services Inc. and QualTek HoldCo, LLC (other than Intercompany Interests, if any).

(b)	Treatment: All Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, and Holders of Equity Interests will not receive any distribution on account of such Equity Interests.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Equity Interests in Class 10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Equity Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent and authorization rights set forth in the Restructuring Support Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Plan Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the ABL Claims, the ABL DIP Claims, the Term Loan DIP Claims, the Other Secured Claims, the Other Priority Claims, the Priority Term Loan Claims, the Rollover Term Loan Claims, the Tranche B Term Loan Claims, the Convertible Notes Claims, the General Unsecured Claims, the TRA Claims, the Section 510(b) Claims, the Intercompany Claims, the Intercompany Interests, or the Equity Interests and (2) any claim to avoid, subordinate, or disallow any ABL Claims, ABL DIP Claims, Term Loan DIP Claims, Other Secured Claims, Other Priority Claims, Priority Term Loan Claims, Rollover Term Loan Claims, Tranche B Term Loan Claims, Convertible Notes Claims, General Unsecured Claims, Capital Lease Claims, TRA Claims, Section 510(b) Claims, Intercompany Claims, Intercompany Interests, or Equity Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final. Notwithstanding anything contrary herein, nothing in this Plan shall be deemed to release, waive, compromise, settle, impair, or enjoin any Claim or Cause of Action of Fortress against any Fortress Non-Released Party.

B.	Restructuring Transactions.

On or before the Plan Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The applicable Debtors or the Reorganized Debtors shall take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documentation, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include, and in any event, shall be in accordance with the consent rights in the Restructuring Support Agreement and the Definitive Documentation: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the other Definitive Documentation and that satisfy the requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

C.	Cancellation of Existing Agreements and Interests.

On the Plan Effective Date, unless otherwise provided in the Plan or the Confirmation Order, including in Article V.A hereof, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures and the Tax Receivable Agreement, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect, and the Convertible Notes Trustee, and its agents, successors and assigns shall each be automatically and fully released and discharged of and from all duties and obligations thereunder; provided, however, that notwithstanding anything to the contrary contained herein, (x) any agreement that governs the rights of the DIP Agents and Term Loan Agent shall continue in effect solely for purposes of allowing the DIP Agents and Term Loan Agent to (i) enforce their rights against any Person other than, solely to the extent of the release provided by such DIP Agent or Term Loan Agent, any of the Released Parties or the ABL Released Parties, pursuant and subject to the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (ii) receive distributions under the Plan and to distribute them to the Holders of Allowed ABL DIP Claims, if any, Allowed Term Loan DIP Claims, and Allowed Term Loan Claims, in accordance with the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (iii) enforce their rights to payment of fees, expenses, and indemnification obligations, in accordance with the terms of the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Court, including to enforce any obligation under the Plan owed to the DIP Agents, Term Loan Agent, or Holders of Allowed ABL DIP Claims, if any, Term Loan DIP Claims, or Term Loan Claims, as applicable, and (v) permit the DIP Agents and the Term Loan Agent, as applicable, to perform any functions necessary to effectuate the foregoing, and (y) the Convertible Notes Indenture and any other agreement that governs the rights of the Convertible Notes Trustee shall continue in effect solely for purposes of allowing the Convertible Notes Trustee to (i) exercise its Convertible Notes Trustee Charging Lien against distributions to Holders of Convertible Notes Claims, (ii) preserve any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the Convertible Notes Indenture, (iii) receive distributions under the Plan and to distribute them to the Holders of Convertible Notes Claims, in accordance with the terms of the Plan and the Convertible Notes Indenture, (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Court, including to enforce any obligation under the Plan owed to the Convertible Notes Trustee and the Holders of Convertible Notes Claims, and (v) permit the Convertible Notes Trustee to perform any functions necessary to effectuate the foregoing. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agent/Trustees, Term Loan Lenders, the Term Loan DIP Lenders, the ABL Lenders, and the ABL DIP Lenders to indemnification under the DIP Documents, the Prepetition Credit Agreements, and the Convertible Notes Indenture, as applicable, shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order. As a condition precedent to receiving any distribution on account of its Convertible Notes Claim, each Holder of a Convertible Notes Claim shall be deemed to have surrendered its respective Convertible Notes and other documentation underlying its Convertible Notes Claims, and all such surrendered Convertible Notes and other documentation shall be deemed to be cancelled pursuant to this section, except to the extent otherwise provided herein.

D.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Equity Interests (including on account of the DIP-to-Exit Commitment Premium) and the Warrants; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E.	Reorganized Debtors.

On the Plan Effective Date, the New Board shall be established, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

F.	Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the proceeds from the Exit Facilities, (2) the New Equity Interests, (3) the Warrants, and (4) the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Equity Interests (including the New Equity Interests issued on account of the DIP-to-Exit Commitment Premium) and the Warrants, will be exempt from SEC registration, as described more fully in Article IV.N hereof.

1.            The ABL Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the ABL Exit Facility, the terms of which shall be set forth in the ABL Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the ABL Exit Facility and the ABL Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the ABL Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the ABL Exit Facility. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to the ABL DIP Agent and the Debtors.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the ABL Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the ABL Exit Facility Documents, (c) shall be deemed automatically perfected as of the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the ABL Exit Facility Documents, (d) shall have the same priority as the priority of the Liens on, and security interests in, the collateral securing the ABL Claims as of the Petition Date relative to all other Liens on, and security interests in, such collateral in existence as of the Petition Date or arising thereafter, (e) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (f) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

2.            The 1L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 1L Exit Facility, the terms of which shall be set forth in the 1L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 1L Exit Facility and the 1L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 1L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 1L Exit Facility. Execution of the 1L Exit Facility Credit Agreements by the 1L Exit Facility Agent shall be deemed to bind all 1L Exit Facility Lenders (including each Holder of Term Loan DIP Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Term Loan DIP Claims, each Holder of Priority Term Loan Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Priority Term Loan Claims, and each Term Loan DIP Lender that lends New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date pursuant to its New Money Exit Financing Commitments) as if each such 1L Exit Facility Lender had executed the 1L Exit Facility Credit Agreement with appropriate authorization. The 1L Exit Facility shall constitute a refinancing of the obligations under the Term Loan DIP Credit Agreement.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 1L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 1L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 1L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.            The 2L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 2L Exit Facility, the terms of which shall be set forth in the 2L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 2L Exit Facility and the 2L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 2L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 2L Exit Facility. Execution of the 2L Exit Facility Credit Agreements by the 2L Exit Facility Agent shall be deemed to bind all Participating Rollover Lenders who exercise their Conversion Right on the Plan Effective Date as if such Participating Rollover Lenders had executed the 2L Exit Facility Credit Agreement with appropriate authorization.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 2L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 2L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 2L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4.            The Warrants.

On the Plan Effective Date, the Warrants shall be issued and distributed pursuant to the Plan and in accordance with the Warrant Agreement to all Holders of Convertible Notes Claims. The Warrants issued pursuant to the Plan shall be validly issued and duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Restructuring Support Agreement, the Plan, and the Warrant Agreement applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

The Warrants shall have the customary anti-dilution protections for equity splits, equity dividends, combinations, and similar events as set forth in the Warrant Agreement, shall have such additional terms and conditions as are set forth in the section of the Restructuring Term Sheet titled “New Warrants,” and shall otherwise be structured and documented in accordance with the applicable consent rights herein and in the Restructuring Support Agreement.

5.            The 3L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 3L Exit Facility, the terms of which shall be set forth in the 3L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 3L Exit Facility and the 3L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 3L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 3L Exit Facility. Execution of the 3L Exit Facility Credit Agreements by the 3L Exit Facility Agent shall be deemed to bind all Non-Participating Rollover Lenders and Participating Rollover Lenders who do not exercise their Conversion Right on the Plan Effective Date as if each such Holder had executed the 3L Exit Facility Credit Agreement with appropriate authorization.

In accordance with the DIP Orders and as set forth in the Term Loan DIP Documents, if a Holder of a Rollover Term Loan Claim holds a Conversion Right and exercises its Conversion Right by not sending the Debtors a Conversion Right opt-out notice at least three (3) Business Days prior to the Plan Effective Date, an amount of 3L Exit Facility Loans distributed to such Holder (or its designee) on the Plan Effective Date (in accordance with Article III.B.4) equal to such Holder’s Conversion Amount (or, if the amount of 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date in accordance with Article III.B.4 is less than the Conversion Amount, such lesser amount) will automatically be deemed to be converted into an equivalent principal amount of 2L Exit Facility Loans on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. For the avoidance of doubt, Non-Participating Rollover Lenders who receive 3L Exit Facility Loans pursuant to Article III.B.3 hereof shall not be entitled to convert such 3L Exit Facility Loans to 2L Exit Facility Loans.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 3L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 3L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 3L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

6.            New Equity Interests.

On the Plan Effective Date, Reorganized QualTek is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Transactions Memorandum, issue the New Equity Interests for eventual distribution in accordance with the terms of this Plan without further notice to or order of the Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person. The New Equity Interests shall be issued and distributed free and clear of all Liens, Claims, and other Interests other than restrictions under applicable securities laws. All of the New Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, and non-assessable.

On the Plan Effective Date, Reorganized QualTek and all Holders of the New Equity Interests (as applicable) then outstanding shall be deemed to be parties to the New Organizational Documents, substantially in the form, or consistent with the term sheets, contained in the Plan Supplement without the need for execution by any such Holder. The New Organizational Documents, including the LLC Agreement and the Registration Rights Agreement, shall be binding on Reorganized QualTek and its subsidiaries and, solely with respect to the LLC Agreement and the Registration Rights Agreement, all parties receiving (on the Plan Effective Date), and Holders (as applicable) of, New Equity Interests.

7.            DIP-to-Exit Allocation Process.

The DIP-to-Exit Allocation Process shall be open to all DIP-to-Exit Eligible Offerees, who shall be entitled to fund their Pro Rata share of Term Loan DIP New Money Loans and New Money Exit Financing Commitments in accordance with the Solicitation Materials and the Term Loan DIP Documents.

In exchange for consideration and in accordance with the DIP-to-Exit Commitment Letter and their respective Backstop Commitments, the Backstop Parties have committed to fully backstop, severally and neither jointly nor jointly and severally, the full amount of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments. To the extent that any Holder of a DIP-to-Exit Eligible Offeree Claim does not participate in the DIP-to-Exit Allocation Process to the fullest extent of such Holder’s pro rata allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments, such Holder’s unsubscribed allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments will be allocated to the Backstop Parties on a pro rata basis based on each Backstop Party’s respective Backstop Commitments.

At the conclusion of the DIP-to-Exit Allocation Process, each Term Loan DIP Lender, including any Backstop Party, if applicable, shall have committed to lend its pro rata allocation of the New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. In accordance with the DIP Orders and the Term Loan DIP Documents, on the Plan Effective Date and in exchange for each Term Loan DIP Lender’s funding Term Loan DIP New Money Loans and its pro rata allocation of New Money 1L Exit Term Loans, (a) such Term Loan DIP Lender (or its designee) shall receive its pro rata share of the DIP-to-Exit Commitment Premium; and (b) Reorganized QualTek shall be authorized to issue the applicable New Money 1L Exit Term Loans and DIP-to-Exit Commitment Premium.

Pursuant to the DIP Orders, the Term Loan DIP Lenders’ claims for the DIP-to-Exit Commitment Premium are superpriority administrative expense claims that are actual, necessary costs of preserving the Debtors’ Estates. The DIP-to-Exit Commitment Premium will be offered, issued, and distributed under the Plan without registration under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code.

Entry of the Confirmation Order shall constitute the Court’s approval of Reorganized QualTek’s payment of the DIP-to-Exit Commitment Premium and the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) without prejudice to the effect of the Court’s approval of the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) pursuant to the DIP Orders. On the Plan Effective Date, the rights and obligations of the Debtors under the DIP-to-Exit Commitment Letter shall vest in the Reorganized Debtors, as applicable.

The proceeds of the New Money 1L Exit Term Loans shall be used by the Reorganized Debtors for working capital and general corporate purposes.

G.	Corporate Existence.

Except as otherwise provided in the Plan, (including the Restructuring Transactions Memorandum), TopCo shall continue to exist after the Plan Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which TopCo is incorporated or formed and pursuant to the certificate of incorporation and bylaws (or other formation documents) in effect prior to the Plan Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). On or after the Plan Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Plan Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, the Plan Supplement, or the Exit Facility Documents, on the Plan Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrance. On and after the Plan Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Corporate Action.

Upon the Plan Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the Employment Obligations; (ii) selection of the directors, officers, or managers of the Reorganized Debtors; (iii) the distribution of the New Equity Interests; (iv) issuance and distribution of the Warrants; (v) implementation of the Restructuring Transactions; (vi) entry into the Warrant Agreement and the Exit Facility Documents; (vii) all other actions contemplated under the Plan (whether to occur before, on, or after the Plan Effective Date); (viii) adoption of the New Organizational Documents; (ix) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts or Unexpired Leases; and (x) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Plan Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Plan Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity Interests, the New Organizational Documents, the Exit Facilities, the Exit Facility Documents, the Warrants, the Warrant Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	New Organizational Documents.

On or immediately prior to the Plan Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors and shall supersede any existing organizational documents, including the Investor Rights Agreement. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation if and to the extent required in accordance with the applicable laws of the respective state, province, or country of incorporation. The New Organizational Documents will (i) prohibit the issuance of non-voting Equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code and (ii) provide for customary minority shareholder protections and information and reporting requirements. On or after the Plan Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of their respective jurisdictions of incorporation or formation. The New Organizational Documents will, without limitation, provide for (x) preemptive rights for Significant Holders with respect to future equity and equity-linked issuances, subject to customary exceptions and (y) customary related party and minority equity holder protections, and other terms and conditions to be agreed. The New Organizational Documents shall be included as exhibits to the Plan Supplement.

K.	Directors and Officers of the Reorganized Debtors.

As of the Plan Effective Date, the term of the current members of the board of directors or other Governing Body of TopCo shall expire, and the members for the initial term of the New Board shall be appointed. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such member and officer of the Reorganized Debtors shall serve from and after the Plan Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

The New Board shall consist of five (5) members. At least three (3) members of the New Board shall not be, and shall not have been within the twelve (12) months preceding their appointment, employed by (i) the Debtors, the Reorganized Debtors, or any subsidiary of the Debtors or Reorganized Debtors or (ii) any Significant Holder or any fund, manager, or advisor (or similar) of any Significant Holder. For so long as Fortress is a Significant Holder, (x) Fortress shall have a consultation right with respect to the selection of any members of the New Board whose selection is controlled by other Significant Holders (including the members of the New Board to be appointed as of the Plan Effective Date); (y) no Significant Holder that holds an amount of New Equity equal or less than the amount of New Equity held by Fortress will have the right to select a member of the New Board unless Fortress is also provided the right to select a member of the New Board; and (z) no more than one (1) member of the New Board shall be an employee or a holder of more than 10 percent of the equity of a Significant Holder or its Affiliates.

L.	Management Incentive Plan.

On the Plan Effective Date, the Reorganized Debtors shall implement the MIP on the terms set forth in the Restructuring Term Sheet.

M.	Effectuating Documents; Further Transactions.

On and after the Plan Effective Date, the Reorganized Debtors and the New Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Certain Securities Law Matters.

The offering, issuance, and distribution of the New Equity Interests (including in connection with DIP-to-Exit Commitment Premium) and Warrants, as contemplated by Article IV.F.4, F.6, and F.7 of this Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Equity Interests and Warrants (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission or state or local securities laws, if any, applicable at the time of any future transfer of such Securities or instruments.

The New Equity Interests issued in connection with the DIP-to-Exit Commitment Premium will be issued in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code. Any Securities issued in reliance on section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. Any Securities issued in reliance on section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

O.	Employment Obligations.

Unless otherwise provided herein, specifically rejected pursuant to a separate order of the Court, specifically designated as a contract or lease to be rejected on the Schedule of Executory Contracts and Unexpired Leases, or the subject of a separate rejection motion filed by the Debtors, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and such person. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Plan Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

Q.	Private Company.

The Reorganized Debtors shall not have any class of equity securities listed on a national securities exchange and shall make commercially reasonable efforts to take the steps necessary to be a private company without Exchange Act reporting obligations upon emergence or as soon as practicable thereafter in accordance with and to the extent permitted by the Exchange Act.

R.	Tax Matters.

The terms of the Plan and the Restructuring Transactions shall be structured to minimize, to the extent practicable, the aggregate tax impact of the Restructuring Transactions on the Debtors and the Reorganized Debtors, taking into account both the cash tax impact of the Restructuring Transactions on the Debtors in the tax year of the Restructuring Transactions and the tax liability of the Reorganized Debtors in subsequent tax years. The Debtors and the Consenting Stakeholders shall cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner reasonably acceptable to each such party.

S.	Director and Officer Liability Insurance.

After the Plan Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Plan Effective Date, and all directors and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Plan Effective Date.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Each Executory Contract and Unexpired Lease shall be deemed assumed, or assumed and assigned as set forth in the Plan Supplement, without the need for any further notice to or action, order, or approval of the Court, as of the Plan Effective Date under section 365 of the Bankruptcy Code, other than: (a) those that (1) are identified on the Rejected Executory Contracts and Unexpired Lease Schedule, (2) were previously expired or terminated pursuant to their own terms, (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order, (4) are the subject of a motion to reject that is pending on the Plan Effective Date, or (5) have an ordered or requested effective date of rejection that is after the Plan Effective Date; and (b) the Tax Receivable Agreement, which shall be cancelled and deemed rejected and, for the avoidance of doubt, any rejection damages arising out of such rejection shall be treated as TRA Claims.

Entry of the Confirmation Order shall constitute an order of the Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Rejected Executory Contracts and Unexpired Leases Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Plan Effective Date. Except as otherwise provided herein or in the Confirmation Order, each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Plan Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms except as such terms may have been modified by the provisions of the Plan or any order of the Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Plan Effective Date shall be subject to approval by a Final Order on or after the Plan Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to thirty (30) days after the Plan Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement and the consent rights set forth therein.

B.	Indemnification Obligations.

Subject in all respects to Article I.H hereof and to section 510 of the Bankruptcy Code, the treatment of Section 510 Claims under this Plan and to the fullest extent permitted under applicable law (including being subject to the limitations of the Delaware General Corporation Law, including the limitations contained therein on a corporation’s ability to indemnify officers and directors), all indemnification provisions in place as of the Plan Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Plan Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Plan Effective Date; provided that nothing herein shall expand any of the Debtors’ indemnification obligations in place as of the Petition Date or constitute a finding or conclusion that any party that may seek indemnification is entitled to indemnification under the terms of such indemnification provisions or is intended to effectuate the survival of any indemnification obligations for any party other than the current members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors. For the avoidance of doubt, subject in all respects to Article I.H hereof, following the Plan Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Plan Effective Date.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Plan Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Plan Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Court on or before thirty (30) days after the Plan Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Plan Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

D.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, and subject in all respects to Article I.H hereof, on the Plan Effective Date, and excepting any such insurance policies that have previously been assumed or rejected by the Debtors pursuant to a Final Order, are the subject of a motion to reject that is pending as of the Plan Effective Date, have an ordered or requested effective date of rejection that is after the Plan Effective Date, or are listed on the Schedule of Executory Contracts and Unexpired Leases, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

E.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

F.	Nonoccurrence of Plan Effective Date.

In the event that the Plan Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

H.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Counterparties to Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease Schedule, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims and Noticing Agent and served on the Debtors or Reorganized Debtors, as applicable, no later than thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of the Plan, including any Claims against any Debtor listed on the Debtors’ schedules as unliquidated, contingent, or disputed.

All Allowed Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease (excluding, for the avoidance of doubt, the Tax Receivables Agreement) shall be treated as a General Unsecured Claim in accordance with Article III.B of the Plan.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Plan Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Plan Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Plan Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Plan Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.            Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.            Expenses Incurred On or After the Plan Effective Date.

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Plan Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.            Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.            Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder or such other address provided to the Disbursing Agent by that Holder.

The Convertible Notes Trustee Charging Lien shall attach to any distributions made to the Holders of Allowed Convertible Notes Claims in the same manner as if such distributions were made through the Convertible Notes Trustee; provided that the Convertible Notes Trustee shall not incur any liability whatsoever on account of such distributions.

3.            Minimum Distributions.

No fractional shares of New Equity Interests or Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Equity Interests or Warrants that is not a whole number, the actual distribution of shares of New Equity Interests or Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests or Warrants to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

4.            Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Plan Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Court, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims (other than ABL Claims (if any) and Prepetition Term Loan Claims) against the Debtors, and no Holder of a prepetition Claim (other than ABL Claims (if any) and Prepetition Term Loan Claims) against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Plan Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Court order, as of the Plan Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Plan Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Plan Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.            Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14)-day grace period specified above until the amount is repaid.

2.            Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.

3.            Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.            Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Plan Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Plan Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court shall in all cases be determined by the Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Plan Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.

B.	Allowance of Claims.

After the Plan Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Plan Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be Allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Plan Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Plan Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Plan Effective Date with respect to any Disputed Claim or Interest.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Plan Effective Date or by such later date as ordered by the Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors’ having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

E.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, the Definitive Documentation, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors and, to the extent any such Intercompany Claim constitutes ABL Priority Collateral (as defined in the Intercreditor Agreement (as defined in the DIP Orders)), subject to the written consent of the ABL DIP Agent or the ABL Exit Facility Agent, as applicable, in its sole, but reasonable, discretion), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

Notwithstanding anything to the contrary in this Article VIII, elsewhere in this Plan, or in the Confirmation Order, nothing in the Plan or Confirmation Order shall release, modify, or otherwise limit any Claims or Causes of Action asserted or assertable by Fortress against any Fortress Non-Released Party. No Claims or Causes of Action of Fortress against Fortress Non-Released Parties shall be in any way released, waived, impaired, modified, or enjoined by this Plan or the Confirmation Order, and Fortress’s rights to pursue such claims and Causes of Action shall be unaffected hereby.

B.	Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Plan Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Plan Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or Filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party and each ABL Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the De-SPAC Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), the De-SPAC Transaction, or any Restructuring Transactions, contract, instrument, release, transaction, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party or ABL Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facility Documents, the Warrant Agreement, the De-SPAC Transaction, or the Plan, the Plan Supplement, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan or (ii) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan and, further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties and ABL Released Parties, including, without limitation, the Released Parties’ and ABL Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by Holders of Claims and Interests.

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the De-SPAC Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release, transaction, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facility Documents, the Warrant Agreement, the De-SPAC Transaction, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan, or (ii) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct.

Except as expressly set forth in the Plan or the Confirmation Order, effective on the Plan Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, to the fullest extent allowed by applicable law, each (a) Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the ABL Releasing Parties, and (b) ABL Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Releasing Parties, from any and all Causes of Action, rights, suits, damages, remedies and liabilities whatsoever based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereinafter arising, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, their Estates, or their Affiliates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, the ABL Credit Agreement, the ABL DIP Credit Agreement, the Term Loan Credit Agreement, the Term Loan DIP Credit Agreement, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, or any Restructuring Transaction, or upon any other act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, (i) the mutual releases set forth above do not release (x) any obligations arising on or after the Plan Effective Date of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the ABL DIP Documents, the ABL Exit Facility Documents, or any Claim or obligation arising under the Plan or (y) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct, and (ii) the releases by the ABL Releasing Parties set forth above do not release any Excluded ABL Obligations.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties and Released ABL Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim arising from the Petition Date through the Plan Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Documents, the Warrant Agreement, and the Exit Facility Documents or any Restructuring Transactions, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration, including securities, pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, or the ABL Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; or (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action or Covered Claim, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, the Released Parties, the ABL Released Parties, or the Covered Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action or Covered Claim, as applicable, subject to Article VIII.C, Article VIII.D, and Article VIII.E hereof, without the Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action or Covered Claim, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action or Covered Claim, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, Released Party, ABL Released Party, or Covered Party, as applicable.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan. Except as otherwise set forth in the Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to this Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a Debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Plan Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Plan Effective Date.

It shall be a condition to the Plan Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.            the Court shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, and the Confirmation Order shall have become a Final Order;

2.            the Court shall have entered the DIP Orders and the Final DIP Order shall be in full force and effect;

3.            the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

4.            the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement and the Plan;

5.            all professional fees and expenses of retained Professionals required to be approved by the Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;

6.            the Restructuring Support Agreement shall remain in full force and effect;

7.            all documents contemplated by the Restructuring Support Agreement to be executed on or before the Plan Effective Date shall have been executed and delivered;

8.            entry into the Exit Facility Documents shall have been approved, all conditions precedent to the consummation of such Exit Facility Documents shall have been waived or satisfied in accordance with the terms thereof, and the closing of such Exit Facility Documents shall have occurred;

9.            entry into the Warrant Agreement shall have been approved, all conditions precedent to the consummation of such Warrant Agreement shall have been waived or satisfied in accordance with the terms thereof, the closing of such Warrant Agreement shall have occurred, and the Warrants shall have been issued by Reorganized QualTek;

10.            the New Equity Interests and Warrants shall have been issued by Reorganized QualTek, and the New Organizational Documents shall be in effect in accordance with consent rights set forth herein and in the Restructuring Support Agreement;

11.            notwithstanding anything to the contrary herein, to the extent invoiced, the payment in full in Cash of all (i) Restructuring Expenses and (ii) Convertible Notes Trustee Fees and Expenses (subject to a cap of $225,000); and

12.            the Debtors shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement (including, for the avoidance of doubt, the consent, approval, and consultation rights set forth therein) and the Plan.

B.	Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived by the Debtors only with the reasonable consent (in each case with email being sufficient) of the Required Consenting Term Lenders, the Required Consenting Convertible Noteholders, and the Required Consenting ABL Lenders, without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan; provided that the condition set forth in Article IX.A.11 shall only be waivable with respect to the Restructuring Expenses or other fees and expenses of advisors to any person by such person on whose behalf the advisors were engaged.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; provided that all provisions of the Restructuring Support Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and to the extent permitted by the Restructuring Support Agreement (and subject to any consent rights set forth therein), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan, subject to the reasonable consent of the Required Consenting ABL Lenders, the Required Consenting Term Lenders, and the Required Consenting Convertible Noteholders. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times after Confirmation and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order in such manner as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement (including the consent, approval, and consultation rights set forth therein), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Plan Effective Date, on and after the Plan Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.            resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Plan Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.            ensure that distributions, including the Warrants, to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.            adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Plan Effective Date;

6.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.            enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8.            enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.            issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

12.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

13.            enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.            determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, including the Restructuring Support Agreement;

15.            enter an order concluding or closing the Chapter 11 Cases;

16.            adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.            consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18.            determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.            hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.            hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Plan Effective Date;

22.            hear and determine all disputes involving the obligations or terms of the DIP-to-Exit Allocation Process and the DIP-to-Exit Commitment Letter;

23.            enforce all orders previously entered by the Court; and

24.            hear any other matter not inconsistent with the Bankruptcy Code.

As of the Plan Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facility Documents shall be governed by the jurisdictional provisions therein, and the Court shall not retain any jurisdiction with respect thereto. For the avoidance of doubt, nothing in this Article XI shall affect the substantive rights of any party.

Article XII.
miscellaneous PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Plan Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim or Interest has voted on this Plan.

B.	Additional Documents.

On or before the Plan Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may File with the Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

All monthly reports shall be filed, and all fees due and payable pursuant to section 1930(a) of the Judicial Code shall be paid by the Debtors or the Reorganized Debtors on the Plan Effective Date, and following the Plan Effective Date, the Reorganized Debtors shall pay such fees as they are assessed and come due for each quarter (including any fraction thereof), and shall file quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay such quarterly fees to the U.S. Trustee and to file quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Plan Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Plan Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Plan Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.            if to a Debtor, to:

c/o QualTek Services Inc.
475 Sentry Parkway E
Blue Bell, Pennsylvania 19422
Attention: Paul Kestenbaum, General Counsel
E-mail address: ####

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua Sussberg, P.C. and Christopher T. Greco, P.C.
E-mail addresses: ####,
####

-and-

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Jaimie Fedell
E-mail address: ####

2.            if to a Consenting Sponsor, to:

Katten Muchin Rosenman LLP
50 Rockefeller Plaza
New York, New York 10020
Attention: Steven J. Reisman and Michael E. Comerford
E-mail address: ####,
####

3.            if to a Consenting ABL Lender, to:

Blank Rome LLP
1201 N. Market Street, Suite 800
Wilmington, Delaware 19801
Attention: Regina Stango Kelbon
E-mail address: ####

4.            if to a Consenting Term Lender, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Andrew Rosenberg and Elizabeth McColm
E-mail addresses: ####,
####

5.            if to a Consenting Convertible Noteholder, to:

Davis Polk & Wardwell LLP
450 Lexington Ave,
New York, NY 10017
Attention: Damian Schaible and David Schiff
E-mail addresses: ####,
####

After the Plan Effective Date, the Debtors have authority to notify Entities that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, Entities must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Plan Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have Filed such renewed requests.

H.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/QualTek or the Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, such part of the Plan that does not constitute the Plan Supplement shall control. The documents included in the Plan Supplement are an integral part of this Plan and shall be deemed approved by the Court pursuant to the Confirmation Order.

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the Restructuring Support Agreement (including the consent, approval, and consultation rights set forth therein); and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, or any previous plan, and, therefore, none of such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, and as soon as reasonably practicable following the Plan Effective Date based on the circumstances attendant to each Chapter 11 Case, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close each of the Chapter 11 Cases.

M.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court prior to the Confirmation Date.

N.	Regulatory Compliance.

Notwithstanding anything to the contrary in this Plan or the Confirmation Order, it shall not be a violation of this Plan or the Confirmation Order for a Holder of a Claim or an Interest or any other party in interest or any such Person’s or Entity’s counsel to (x) respond to any inquiry or produce information if so compelled by a court or other entity with authority to inquire and compel production of such information, including, but not limited to, a banking or other regulatory agency and (y) comply with or satisfy any regulatory or other reporting obligations required by applicable law arising out of, in connection with, or relating to the ABL Credit Agreement, the ABL DIP Credit Agreement, the Term Loan Credit Agreement, the Term Loan DIP Credit Agreement, the Restructuring Transactions, or any transactions related to any of the foregoing.

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Dated: June 29, 2023	QualTek Services Inc. on behalf of itself and all other Debtors

/s/ Cari Turner
Cari Turner
Chief Restructuring Officer QualTek Services Inc.